UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

PLEXUS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

on February 18, 2015

To the Shareholders of Plexus Corp.:

Plexus Corp. will hold its annual meeting of shareholders at the Milwaukee Marriott Downtown, 323 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, on Wednesday, February 18, 2015, at 8:00 a.m. Central Time, for the following purposes:

(1)	To elect ten directors to serve until the next annual meeting and until their successors have been duly elected.

(2)	To ratify the selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors for fiscal 2015.

(3)	To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the proxy statement.

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders of record at the close of business on December 11, 2014, will be entitled to vote at the meeting or any adjournment of the meeting. On or about December 19, 2014, we expect to mail shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report, as well as vote, online.

We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.

By order of the Board of Directors

Angelo M. Ninivaggi
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary

Neenah, Wisconsin

December 15, 2014

You may vote in person or by using a proxy as follows:

• By internet:	Go to www.proxyvote.com. Please have the notice we sent to you in hand because it has the personal 16 digit control number needed for your vote.

• By telephone:	Call 1-800-690-6903 on a touch-tone telephone. Please have the notice we sent to you in hand because it has the personal 16 digit control number needed for your vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If for any reason you desire to revoke your proxy, you may do so at any time before it is voted.

One Plexus Way

P.O. Box 156

Neenah, Wisconsin 54957-0156

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY  18, 2015

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: WHEN IS THE PROXY MATERIAL FIRST BEING MADE AVAILABLE TO SHAREHOLDERS?

A: On or about December 19, 2014, Plexus Corp. (“Plexus,” “we” or the “Company”) expects to mail shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy material over the internet.

Q: WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A PRINTED COPY OF THE PROXY MATERIAL?

A: Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy material over the internet instead of mailing a printed copy of the proxy material to each shareholder. As a result, we are mailing shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy material, including our proxy statement and annual report, and vote via the internet. Shareholders will not receive printed copies of the proxy material unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or provided below.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to Be Held on February 18, 2015

The proxy statement and annual report are available at www.proxyvote.com.

At www.proxyvote.com, shareholders can view the proxy material, cast their vote and request to receive paper copies of the proxy material by mail.

Q: HOW CAN SHAREHOLDERS REQUEST PAPER COPIES OF THE PROXY MATERIAL?

A: Shareholders may request that paper copies of the proxy material, including an annual report, proxy statement and proxy card, be sent to them without charge as follows:

• By internet:	www.proxyvote.com

• By e-mail:	Send a blank e-mail with your personal 16 digit control number in the subject line to sendmaterial@proxyvote.com

• By telephone:	1-800-579-1639

When you make your request, please have your personal 16 digit control number available; that control number was included in the notice that was mailed to you. To assure timely delivery of the proxy material before the annual meeting, please make your request no later than February 4, 2015.

Q: WHAT AM I VOTING ON?

A: At the annual meeting you will be voting on three proposals:

1.	The election of ten directors to serve on Plexus’ board of directors until the next annual meeting and until their successors have been duly elected. This year’s nominees are:

• Ralf R. Böer	• Rainer Jueckstock
• Stephen P. Cortinovis	• Peter Kelly
• David J. Drury	• Phil R. Martens
• Joann M. Eisenhart	• Michael V. Schrock
• Dean A. Foate	• Mary A. Winston

2.	A proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors for fiscal 2015.

3.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.

Q: WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A: The board of directors is soliciting this proxy and recommends the following votes:

•	FOR each of the nominees for election to the board of directors;

•	FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors for fiscal 2015; and

•	FOR approval of the compensation of the Company’s named executive officers.

Q: WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A: To conduct the annual meeting, more than 50% of Plexus’ outstanding shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting.

Assuming a quorum is present, directors are elected by a plurality of the votes cast in person or by proxy by the holders of Plexus common stock entitled to vote in the election at the meeting. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

Ratification of PricewaterhouseCoopers LLP as Plexus’ independent auditors will be determined by a majority of the shares voting on that matter, assuming a quorum is present. In addition, assuming a quorum is present, the results of the advisory vote to approve the compensation of the Company’s named executive officers will also be determined by a majority of shares voting on such matter. Abstentions and broker non-votes will not affect these votes, except insofar as they reduce the number of shares that are voted.

Q: WHAT IF I DO NOT VOTE?

A: The effect of not voting will depend on how your share ownership is registered.

If you own shares as a registered holder and you do not vote, your shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then the shares that you have not voted will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may or may not vote your shares in its discretion depending on the particular proposal. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory vote to approve executive compensation. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Plexus’ independent auditors.

Q: WHO MAY VOTE?

A: You may vote at the annual meeting if you were a shareholder of record of Plexus common stock as of the close of business on December 11, 2014, which is the “Record Date.” As of the Record Date, Plexus had 33,604,700 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented. Any shareholder entitled to vote may vote either in person or by duly authorized proxy.

Q: HOW DO I VOTE?

A: You may vote either in person at the annual meeting or in advance of the meeting by authorizing—by internet, telephone or mail—the persons named as proxies on the proxy card, Dean A. Foate, Patrick J. Jermain and Angelo M. Ninivaggi, to vote your shares in accordance with your directions. We recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed.

We encourage you to vote via the internet, as it is the most cost-effective method available. If you choose to vote your shares via the internet or by telephone, there is no need for you to request or mail back a proxy card.

• By internet:	Go to www.proxyvote.com. Please have the notice we sent to you in hand because it has the personal 16 digit control number(s) needed for your vote.

• By telephone:	On a touch-tone telephone, call 1-800-690-6903. Please have the notice we sent to you in hand because it has the personal 16 digit control number(s) needed for your vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these methods. Please check the voting form of the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE REQUEST TO VOTE?

A: It means your shares are held in more than one account. You should vote the shares on all of your proxy requests. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy material in the future. To consolidate your accounts, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, toll-free at 1-800-937-5449.

Q: WHAT IF I OWN SHARES AS PART OF PLEXUS’ 401(k) RETIREMENT PLAN AND/OR EMPLOYEE STOCK PURCHASE PLANS?

A: Shareholders who own shares as part of Plexus’ 401(k) Retirement Plan (the “401(k) Plan”) and/or its 2000 and 2005 Employee Stock Purchase Plans (the “Purchase Plans”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted proportionally based on the shares for which voting directions have been received from participants in the 401(k) Plan. Shares held in accounts under the Purchase Plans will be voted in accordance with management’s recommendations, except for shares for which contrary designations from participants are received.

Q: WHO WILL COUNT THE VOTE?

A: Broadridge Financial Solutions, Inc. will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.

Q: WHO CAN ATTEND THE ANNUAL MEETING?

A: All shareholders of record as of the close of business on December 11, 2014, may attend the meeting. However, seating is limited and will be on a first arrival basis.

To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of Plexus common stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Plexus common stock through such broker or nominee and a form of identification.

Q: CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A: Yes. Even after you have submitted your proxy, the proxy may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting. Presence at the annual meeting by a shareholder who has appointed a proxy does not in itself revoke a proxy.

Q: MAY I VOTE AT THE ANNUAL MEETING?

A: If you complete a proxy card or vote via the internet or by telephone, you may still vote in person at the annual meeting. To vote at the meeting, please either give written notice that you would like to revoke your original proxy to the secretary or acting secretary of the meeting or provide oral notice to the presiding officer during the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.

Q: WHO IS MAKING THIS SOLICITATION?

A: This solicitation is being made on behalf of Plexus by its board of directors. Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Plexus will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all shareholders; paper copies of the proxy material will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials.

Proxies may be solicited in person, or by telephone, e-mail or facsimile, by officers and regular employees of Plexus who will not be separately compensated for those services.

Q: WHEN ARE SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS DUE FOR THE 2016 ANNUAL MEETING?

A: The Secretary must receive a shareholder proposal no later than August 21, 2015, in order for the proposal to be considered for inclusion in our proxy materials for the 2016 annual meeting. The 2016 annual meeting of shareholders is tentatively scheduled for February 17, 2016. To otherwise bring a proposal or nomination before the 2016 annual meeting, you must comply with our bylaws, which require written notice to the Secretary between October 10, 2015, and November 4, 2015. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought. If we receive your notice after November 4, 2015, then your proposal or nomination will be untimely.

In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q: WHAT IS THE ADDRESS OF THE SECRETARY?

A: The address of the Secretary is:

Plexus Corp.

Attn: Angelo M. Ninivaggi

One Plexus Way

P.O. Box 156

Neenah, Wisconsin 54957-0156

Q: WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A: We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the meeting, our bylaws require that we receive written notice, together with specified information, not less than 45 days nor more than 70 days before the first anniversary of the date in which proxy materials for the previous year’s annual meeting were first made available to shareholders. We did not receive notice of any matters by the deadline for the 2015 annual meeting, which was October 29, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table presents certain information as of December 11, 2014, regarding the beneficial ownership of Plexus common stock by each director or nominee for director, each current or former executive officer appearing in the “Summary Compensation Table” included in “Executive Compensation” herein, all directors, nominees and current executive officers as a group, and each known 5%-or-greater shareholder of Plexus. The specified individuals and entities have sole voting and sole dispositive powers as to all shares, except as otherwise indicated.

Name	Shares Beneficially Owned (1)	Percentage of Shares Outstanding

Ralf R. Böer	72,542	*
Stephen P. Cortinovis	72,742	*
David J. Drury	53,542	*
Joann M. Eisenhart	—	*
Dean A. Foate	864,026	2.5%
Rainer Jueckstock	4,953	*
Peter Kelly	44,142	*
Phil R. Martens	15,292	*
Michael V. Schrock	64,542	*
Mary A. Winston	39,542	*

Steven J. Frisch	124,648	*
Patrick J. Jermain	5,124	*
Todd P. Kelsey	164,251	*
Yong Jin Lim	167,020	*

All directors, nominees and current executive officers as a group (17 persons)	1,796,010	5.1%

Former Executive Officer
Ginger M. Jones	47,618	*

Disciplined Growth Investors, Inc. (2)	3,240,799	9.6%
BlackRock, Inc. (3)	3,214,103	9.6%
The Vanguard Group, Inc. (4)	2,265,764	6.7%

*	Less than 1%
(1)	The amounts include shares subject to options and stock-settled stock appreciation right (“SARs”) granted under Plexus’ equity plans that are exercisable currently or within 60 days of December 11, 2014. The options include those held by the following individuals for the indicated number of shares: Mr. Böer (55,000), Mr. Cortinovis (50,000), Mr. Drury (35,000), Mr. Foate (685,500), Mr. Kelly (22,500), Mr. Martens (3,750), Mr. Schrock (45,000), Ms. Winston (24,000), Mr. Frisch (95,125), Mr. Kelsey (126,375) and Mr. Lim (114,625), and all directors, nominees and current executive officers as a group (1,334,090). The totals in the table above for Mr. Jermain and all directors, nominees and current executive officers as a group include 536 shares and 1,032 shares, respectively, that may be acquired pursuant to SARs; however, these totals exclude certain SARs because the respective exercise prices of those SARs were below the fair market value of Plexus common stock on December 11, 2014.

The amounts reported in the table also include shares subject to acquisition within 60 days of December 11, 2014, upon the vesting of restricted stock units (“RSUs”) granted under Plexus’ equity plans as follows: Mr. Böer (2,953), Mr. Cortinovis (2,953), Mr. Drury (2,953), Mr. Foate (38,000), Mr. Jueckstock (2,953), Mr. Kelly (2,953), Mr. Martens (2,953), Mr. Schrock (2,953), Ms. Winston (2,953), Mr. Frisch (10,000), Mr. Jermain (1,200), Mr. Kelsey (12,000) and Mr. Lim (10,000), and all directors, nominees and current executive officers as a group (104,739).

In addition, the amounts reported in the table for certain directors include deferred stock units, which are payable in shares of the Company’s common stock on a one-for-one basis, as follows: Mr. Böer (8,589), Mr. Cortinovis (5,257), Mr. Drury (4,589), Mr. Martens (2,000) and Ms. Winston (4,000).

The number of shares beneficially owned by Ms. Jones is based on information available to the Company as of October 3, 2014, the most recent practicable date, as updated by option exercises by Ms. Jones subsequent to that date.

(2)	Disciplined Growth Investors, Inc. filed a report on Schedule 13G dated June 30, 2008, reporting that it held sole voting power as to 1,899,904 shares, shared voting power as to 268,950 shares and sole dispositive power as to 2,168,854 shares of common stock. Disciplined Growth Investors subsequently filed a report on Form 13F for the quarter ended September 30, 2014, showing sole investment power as to 3,240,799 shares and sole voting power as to 2,476,377 shares. The address of Disciplined Growth Investors, an investment adviser, is 150 South Fifth Street, Suite 2550, Minneapolis, Minnesota 55402.
(3)	BlackRock, Inc. filed a report on Schedule 13G/A, dated December 31, 2013, reporting sole voting power and sole dispositive power as to 3,214,103 shares of common stock. BlackRock subsequently filed a report on Form 13F for the quarter ended September 30, 2014, showing minimal ownership of common stock; however, the reports on Form 13F filed by its affiliated entities for the quarter ended September 30, 2014, show, in the aggregate, ownership of greater than 5% of the common stock, with BlackRock Fund Advisors, a savings association under the Federal Deposit Insurance Act, showing sole voting power and sole investment power as to 1,712,622 shares. The address of BlackRock, a parent holding company or control person under SEC rules, is 40 East 52nd Street, New York, New York 10022.
(4)	The Vanguard Group, Inc. filed a report on Schedule 13G/A dated December 31, 2013, reporting sole voting power as to 54,150 shares, sole dispositive power as to 2,079,375 shares and shared dispositive power as to 51,150 shares of common stock. Vanguard subsequently filed a report on Form 13F for the quarter ended September 30, 2014, showing sole voting power as to 49,802 shares and sole investment power as to 2,218,962 shares. The address of Vanguard Group, an investment adviser, is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

ELECTION OF DIRECTORS

Plexus believes that it needs to attract and retain talented, focused and motivated leadership to develop the long-term strategy and deliver the economic profit that our shareholders expect. For Plexus, the concept of leadership is not limited to leadership within the Company; leadership also includes the individuals who serve on Plexus’ board.

In accordance with Plexus’ bylaws, the board of directors has determined that there shall be ten directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified. The individuals who are nominated as directors, and for whom proxies will be voted unless a shareholder specifies otherwise, are named below. If any of the nominees should decline or be unable to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors. Plexus’ bylaws currently authorize up to ten directors, as determined by the board. The Plexus board may elect directors to fill empty seats, including those created by an expansion, between meetings of shareholders.

Name and Age	Principal Occupation, Business Experience and Education (1)

Ralf R. Böer, 66 Director since 2004	Mr. Böer has served as a Founding Partner and Director of Wing Capital Group, LLC, a private equity group, since 2008. He has also served as a Partner Emeritus of Foley & Lardner LLP, a national law firm, since retiring as a Partner in March 2014, and was its Chairman and Chief Executive Officer from 2002 until 2011. Mr. Böer’s practice included international and domestic acquisitions, international business transactions and licensing and technology transfers. He is also a director of Fiskars Corporation, a global consumer products company, and a member of its Compensation Committee. Mr. Böer obtained a B.A. from the University of Wisconsin-Milwaukee and a J.D. from the University of Wisconsin Law School.

Stephen P. Cortinovis, 64 Director since 2003	Mr. Cortinovis is a private equity investor in Lasco Foods, Inc., a food services industry manufacturer and distributor. He was previously a Partner of Bridley Capital Partners Limited, a private equity group, and prior thereto served as President–Europe of Emerson Electric Co., a diversified global technology company. He is also a director of Aegion Corporation, a global infrastructure protection and rehabilitation company, as well as the chair of its Strategic Planning and Finance Committee. Mr. Cortinovis obtained both a B.A. and a J.D. from St. Louis University.

David J. Drury, 66 Director since 1998	Mr. Drury is Chairman and Chief Executive Officer of Poblocki Sign Company LLC, an exterior and interior sign systems company, and was also its President until 2011. He is a director of Journal Communications, Inc., a media holding company, as well as its Lead Director and the chair of its Nominating and Corporate Governance Committee and its Executive Committee. In addition, Mr. Drury is a trustee of The Northwestern Mutual Life Insurance Company, an insurance and financial products company. Mr. Drury earned a B.B.A. from the University of Wisconsin-Whitewater and is a Certified Public Accountant who practiced as such for 18 years.

Joann M. Eisenhart, 55 Nominee as Director	Dr. Eisenhart has served as Senior Vice President—Human Resources, Facilities and Philanthropy at The Northwestern Mutual Life Insurance Company, a financial services and insurance provider, since 2013; she served as Senior Vice President—Human Resources from 2011 until 2013. She was Senior Vice President—Human Resources, Worldwide Manager and Operational Support at Pfizer Inc., a global biopharmaceutical company, from 2008 until 2011. Prior to joining Pfizer in 2001, Dr. Eisenhart held various leadership positions at Rohm & Haas Company, a specialty chemical company, including Human Resources Director and Senior Research Scientist. She also serves on the Board of Advisors for the University of Wisconsin-Madison Department of Chemistry and on the Board of Directors of the American Red Cross of Southeastern Wisconsin. Dr. Eisenhart earned a B.S. in Chemistry from the University of Illinois at Urbana-Champaign and a Ph.D. in Inorganic Chemistry from the University of Wisconsin-Madison; she also earned both an M.A. and a Ph.D. in Human and Organizational Development from Fielding Graduate University.

Name and Age	Principal Occupation, Business Experience and Education (1)

Dean A. Foate, 56 Director since 2000 Chairman since 2013	Mr. Foate has served as President and Chief Executive Officer of Plexus since 2002, and as Chairman of the Board since February 2013. He was previously Chief Operating Officer and Executive Vice President of Plexus, and President of Plexus Technology Group, Inc., Plexus’ engineering services business, prior thereto. Mr. Foate is also a director of Regal-Beloit Corporation, a manufacturer of electric motors, mechanical and electrical motion controls and power generation products. Mr. Foate earned a B.S. in Electrical and Computer Engineering from the University of Wisconsin-Madison and a Master of Science in Engineering Management from the Milwaukee School of Engineering.

Rainer Jueckstock, 55 Director since 2013	Mr. Jueckstock has served as co-Chief Executive Officer of Federal-Mogul Holdings Corporation, an automotive and industrial equipment supplier, and Chief Executive Officer, Federal-Mogul Powertrain Segment, since 2012; he also serves as a director of Federal-Mogul. Mr. Jueckstock joined Federal-Mogul in 1990 and has served in numerous operations, sales and finance leadership roles, most recently as Chief Executive Officer during 2012, and as Senior Vice President-Powertrain Energy and a member of Federal-Mogul’s Strategy Board since 2005. Prior to joining Federal-Mogul, he was a member of the German Military. Mr. Jueckstock earned a degree in Engineering from the Military College at Zittau, Germany.

Peter Kelly, 57 Director since 2005	Mr. Kelly has served as Executive Vice President and Chief Financial Officer of NXP Semiconductors N.V., a provider of high performance mixed signal and standard semi-conductor product solutions, since 2012; prior thereto he served as NXP Semiconductors’ Executive Vice President and General Manager of Operations since 2011. Mr. Kelly was Vice President and Chief Financial Officer of UGI Corp., a distributor and marketer of energy products and services, from 2007 until 2011. He previously served as Chief Financial Officer and Executive Vice President of Agere Systems, a semi-conductor company, and as Executive Vice President of Agere’s Global Operations Group. Mr. Kelly earned a B.S. from the University of Manchester (U.K.) Institute of Science and Technology and is a fellow of the Chartered Institute of Management Accountants.

Phil R. Martens, 54 Director since 2010	Mr. Martens has served as Chief Executive Officer of Novelis Inc., an aluminum rolled products producer, since 2011, and as its President since 2009. He was also Chief Operating Officer of Novelis Inc. from 2009 until 2011. Mr. Martens previously served as Senior Vice President and President, Light Vehicle Systems for ArvinMeritor, Inc., a supplier of integrated systems, modules and components; he was also President and Chief Executive Officer of Arvin Innovation, Inc. Prior thereto, he served as President and Chief Operating Officer of Plastech Engineered Products, Inc., an automotive component supplier, and held various engineering and leadership positions at Ford Motor Company. Mr. Martens is also a director of Graphic Packaging Holding Company, a global provider of packaging solutions. Mr. Martens obtained a B.S. from Virginia Polytechnic Institute and State University and an M.B.A. from the University of Michigan. In addition, he was awarded an honorary Doctorate in Engineering from Lawrence Technical Institution for his extensive contributions to the global automotive industry. (2)

Name and Age	Principal Occupation, Business Experience and Education (1)

Michael V. Schrock, 61 Director since 2006 Lead Director since 2013	Mr. Schrock, who has served as the Lead Director of Plexus’ board since February 2013, has served as a Senior Advisor and Operating Consultant to Oak Hill Capital Partners, a private equity firm, since March 2014. He served as President and Chief Operating Officer of Pentair Ltd. (now known as Pentair plc), a diversified manufacturer, until December 2013, and previously was President and Chief Operating Officer of Pentair’s Technical Products and Filtration Divisions. Prior to joining Pentair, Mr. Schrock held various senior management positions with Honeywell International Inc., a diversified technology and manufacturing company, covering North America as well as Europe, Africa and the Middle East. Mr. Schrock is also a director of MTS Systems Corporation, a global supplier of high-performance test systems and position sensors. Mr. Schrock earned a B.S. from Bradley University and an M.B.A. from Northwestern University, Kellogg School of Management.

Mary A. Winston, 53 Director since 2008	Ms. Winston has served as Executive Vice President and Chief Financial Officer of Family Dollar Stores, Inc., an owner and operator of general merchandise discount stores, since 2012. She served as Senior Vice President and Chief Financial Officer of Giant Eagle, Inc., a food retailer and distributor, from 2008 until 2012. Prior thereto, Ms. Winston was President and Founder of WinsCo Financial, LLC, a financial solutions consulting firm, Executive Vice President and Chief Financial Officer of Scholastic Corporation, a children’s publishing and media company, a Vice President of Visteon Corporation, an automotive parts supplier, and a Vice President of Pfizer Inc., a global biopharmaceutical company. She is also a director of Dover Corporation, a diversified manufacturing company, and the chair of its Audit Committee. Ms. Winston obtained a B.B.A. from the University of Wisconsin-Milwaukee and an M.B.A. from Northwestern University, Kellogg School of Management, and is a Certified Public Accountant.

(1)	Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.
(2)	Plastech Engineered Products, Inc. filed for Chapter 11 bankruptcy protection in 2008, approximately two years after Mr. Martens left the company.

The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are expected to meet Plexus’ board member selection criteria, which are listed below:

•	Impeccable honesty and integrity.

•	A high level of knowledge gained through formal education and/or specific practical experience.

•	Broad based business acumen, including a general understanding of operations management, marketing, finance, human resources management, corporate governance and other elements relevant to the success of a large publicly-traded company.

•	An understanding of the Company’s business on a technical level.

•	Global thinking and focus as well as a general understanding of the world economy.

•	Strategic thinking and an ability to envision future opportunities and risks.

•	A willingness to engage in thoughtful debate and challenging discussions in a respectful manner.

•	A network of important contacts that can bring knowledge and assistance to Plexus.

•	A commitment to spend requisite time on board responsibilities.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure that an appropriate diversity of backgrounds, skills and experiences is represented. Important skills and experiences currently identified are as follows:

•	Significant experience as a chief executive officer and/or chief operating officer of a publicly-traded company, or of a major division of a publicly-traded company.

•	Financial and accounting skills as well as experience in a public company, preferably with experience as a controller and/or chief financial officer; any such person is expected to fulfill the SEC’s requirements for an “audit committee financial expert.”

•	International experience with an understanding of conducting business on a global scale.

•	In-depth knowledge and significant practical experience in sales and marketing at an electronic manufacturing services (“EMS”) company or at another company in a related industry.

•	A manufacturing management background, ideally an engineer, from a large, well respected manufacturing-based company, preferably one that relies on supply chain management for a competitive advantage.

•	Considerable experience in human capital development to fulfill talent and succession needs and to inform the design of both short- and long-term compensation and rewards programs.

The following is the Company’s matrix of experience for our nominees, which together with the nominees’ principal occupations and business experience described above, as well as the Company’s board member selection criteria, provide the reasons that each individual has been nominated or re-nominated to serve on the board. Boxes marked with an “X” in the matrix below indicate that the particular experience is one of the specific reasons that the individual has been nominated to serve on the board. The lack of an “X” does not mean that the nominee does not possess that experience, but rather that it is not a particular area of focus or expertise of the nominee that was specifically identified as a reason for that individual’s nomination.

	Böer	Cortinovis	Drury	Eisenhart	Foate	Jueckstock	Kelly	Martens	Schrock	Winston
CEO/COO Experience					X	X	X	X	X
Financial and Accounting Experience		X	X		X	X	X	X		X
Global Business Experience	X	X	X	X	X	X	X	X	X	X
Sales and Marketing Experience		X			X	X		X	X
Manufacturing Management Background					X	X	X	X	X
Supply Chain Management Experience					X	X	X	X	X
Human Capital Development and Compensation Experience	X	X	X	X	X	X	X	X	X	X

CORPORATE GOVERNANCE

Board of Directors Meetings

The board of directors held four meetings during fiscal 2014. Our independent directors have the opportunity to meet in executive session, without management present, as part of each regular board meeting. Mr. Schrock, the board’s Lead Director, presides at these sessions. All of our directors attended at least 75% of the total meetings of the board and the committees of the board on which they served in fiscal 2014. The Plexus board of directors conducts an annual self-evaluation, reviewing the performance of each individual board member, the board’s committees and the board as a whole.

Plexus encourages all of its directors to attend the annual meeting of shareholders. Plexus generally holds a board meeting coincident with the annual meeting of shareholders to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors attended the 2014 annual meeting of shareholders.

Director Independence

As a matter of good corporate governance, we believe that the board of directors should provide a strong voice in the governance of our company. Therefore, under our corporate governance policies and in accordance with Nasdaq Global Select Market rules, at least a majority of our directors must be “independent directors.”

When the board of directors makes its determination regarding which directors are independent, the board first considers and follows the Nasdaq Global Select Market rules. The board also reviews other transactions and relationships, if any, involving Plexus and its directors or their family members or related parties; see “Certain Transactions” herein for a discussion of our policy regarding such transactions. Plexus expects its directors to inform it of any transaction, whether direct or indirect, such as through an immediate family member or an affiliated business entity, involving Plexus and the director; Plexus also surveys directors periodically to confirm this information. Plexus does not use any dollar amount to screen transactions that should be reported to the Company. The board reviews the information submitted by its directors for its separate determination of materiality and compliance with Nasdaq and other standards when it determines independence.

Based on the applicable standards and the board’s review and consideration, the board of directors has determined that Messrs. Böer, Cortinovis, Drury, Jueckstock, Kelly, Martens and Schrock, and Ms. Winston are each “independent” under applicable rules and guidelines, and that Dr. Eisenhart will be “independent” if elected to the board. In reaching its determination regarding Mr. Kelly’s independence, the board considered that Mr. Kelly is an executive officer of NXP Semiconductors N.V., which is a supplier to Plexus. Plexus’ payments to distributors of NXP’s products in fiscal 2014 represented approximately 0.1% and 0.2% of the annual revenue of Plexus and NXP, respectively. The board did not believe that this relationship affected Mr. Kelly’s independence. Mr. Foate, our Chief Executive Officer, is not considered to be “independent.”

Board Leadership Structure

Mr. Foate, our Chief Executive Officer, also serves as Chairman primarily due to his in-depth knowledge of the Company and EMS industry, keen understanding of the Company’s operations and strategies, proven leadership and vision for Plexus, which position him to provide strong and effective leadership of the board. Mr. Foate joined Plexus in 1984 and has served as CEO since 2002. In addition to his experience and long tenure with Plexus, the board believes that Mr. Foate is in the best position as Chairman and CEO to lead board discussions regarding the Company’s business and strategy, and to help the board respond quickly and effectively to any challenges faced by the Company.

The board does not have a policy that requires the separation of the roles of Chairman and CEO and believes the Company should adopt the board leadership structure that best serves its needs at any particular time. Pursuant to the Company’s Corporate Governance Guidelines, since Mr. Foate serves as Chairman and is also the CEO, the independent directors, meeting in executive session, elected a Lead Director from among the independent directors. The Company believes that the designation of an independent Lead Director, whose duties are described below, provides essentially the same benefits as having an independent chairman in terms of oversight, access and an independent voice with significant input into corporate governance. Mr. Schrock currently serves as the board’s Lead Director.

The duties of the board’s Lead Director include: (i) presiding at all meetings of the board at which the Chairman is not present, including executive sessions of the independent directors; (ii) serving as liaison between the Chairman and the independent directors; (iii) together with the Chairman, approving the agendas for board meetings; (iv) together with the Chairman, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) providing input to the Chairman as to the content, quality, quantity and timeliness of information from Company management to the board; (vi) having the authority to call meetings of the independent directors and develop the agendas for such meetings with input from the other independent directors; (vii) serving as a liaison for consultation and direct communication with major shareholders; and (viii) performing such other duties as the board or Chairman may from time to time delegate.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Plexus’ strategy.

The board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s major financial risk exposures and the steps management has taken to identify, monitor and mitigate such risks. The Compensation and Leadership Development Committee is responsible for overseeing risk related to the Company’s compensation, leadership development and succession planning programs, including considering whether such programs are in line with the Company’s strategic objectives and incentivize appropriate risk-taking. The Nominating and Corporate Governance Committee is tasked with overseeing the management of the Company’s enterprise risk management process, as well as risks associated with corporate governance, compliance and ethics.

Board Committees

The board of directors has three standing committees, all comprised solely of independent directors: Audit, Compensation and Leadership Development, and Nominating and Corporate Governance. The committees on which our directors currently serve, and the chairs of those committees, are identified in the following table:

Director	Audit	Compensation and Leadership Development	Nominating and Corporate Governance
Ralf R. Böer		X	X
Stephen P. Cortinovis	X		X
David J. Drury	X	Chair
Rainer Jueckstock	X	X
Peter Kelly	Chair		X
Phil R. Martens		X	Chair
Michael V. Schrock		X
Mary A. Winston	X		X

Mr. Foate is not an “independent” director; therefore, he is not eligible to serve on these committees under Nasdaq rules or the committees’ charters. Dr. Eisenhart’s prospective committee membership has not yet been determined.

Audit Committee

The Audit Committee met eight times in fiscal 2014. All of the members of the Audit Committee are “independent” of Plexus under SEC and Nasdaq rules. The Audit Committee chooses the Company’s independent auditors and oversees the audit process as well as the Company’s accounting, finance and tax functions. Among its other responsibilities, the Audit Committee also oversees the Company’s ethics and whistle-blowing reporting programs, in conjunction with the Nominating and Corporate Governance Committee. See also “Report of the Audit Committee.”

Audit Committee Financial Experts

The board has determined that Messrs. Drury and Kelly and Ms. Winston are “audit committee financial experts” based on a review of each individual’s educational background and business experience. All members of the Audit

Committee are “financially literate” and meet the other SEC and Nasdaq requirements for Audit Committee membership.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee (in this subsection, the “Committee”) held six meetings during fiscal 2014. All of the members of the Committee are “independent” of Plexus under SEC and Nasdaq rules. The Committee establishes the general compensation philosophies and plans for Plexus, determines the CEO’s and other executive officers’ compensation and approves equity grants and awards under Plexus’ compensation plans. The Committee also considers and makes recommendations to the board with respect to other employee compensatory plans and arrangements. Further, the Committee is responsible for reviewing Plexus’ leadership structure, talent management efforts, leadership development and executive succession plans. The Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, legal counsel or other advisers. In addition to the following subsection, see also “Compensation Discussion and Analysis” and “Compensation Committee Report” below for further information on the Committee’s philosophies and practices, and its determinations in fiscal 2014.

Overview of the Compensation Decision-Making Process

In accordance with the philosophy and the goals described below in “Compensation Discussion and Analysis,” Plexus compensates its executive officers through salaries and various other compensation plans. The Committee considers many factors in its decision-making process about the compensation of Plexus’ leadership and the design of compensation plans Company-wide.

When determining compensation, the Committee compares the compensation of Plexus’ executive officers with that paid by other companies in the general industries in which Plexus competes for talent, comparable companies in the EMS industry and companies with similar financial profiles. In addition, several published general and electronics industry surveys provide insight into the competitiveness of each component of compensation offered to Plexus’ executive officers. The Committee performed a full review of the composition of the peer group used for compensation planning purposes during fiscal 2010 because, due to acquisitions within the peer group and other changes, the Committee believed that certain companies had become less comparable to Plexus than when they were originally selected. On a periodic basis the Committee conducts a review of the peer group and selection criteria to ensure that both are appropriate. Companies were chosen using filtering criteria, such as industry codes, peer companies identified as competitors, company size and employee base, profitability, geographic location, company complexity and recent financial performance; anomalies or special circumstances (primarily acquisitions or significant size differences) that caused certain companies to not be in fact comparable were also reviewed. In addition, the Committee also identified financial peers that were not in a similar business but which were similar in size and financial performance to Plexus.

Our resulting peer group for fiscal 2014 compensation planning consisted of:

• Agilent Technologies, Inc.	• Bruker Corporation	• Molex Incorporated
• Altera Corporation	• Celestica Inc.	• Regal-Beloit Corporation
• Amphenol Corporation	• Esterline Technologies Corporation	• Sanmina Corporation
• ARRIS Group, Inc.	• Harris Corporation	• Teledyne Technologies Incorporated
• AVX Corporation	• Invacare Corporation	• Trimble Navigation Limited
• Benchmark Electronics, Inc.	• Jabil Circuit, Inc.	• Vishay Intertechnology, Inc.

The same companies also comprise the peer group that is being used for fiscal 2015 executive compensation planning, with the exception of Molex Incorporated, which was acquired by another company during fiscal 2014 and, as a result, was removed from the peer group.

When making compensation determinations, the Committee’s analysis includes a review of the Company’s financial results, an internal calibration of compensation and long-term equity incentive award levels and an accumulated value analysis. In performing these analyses, the Committee uses tally sheets, which provide a comprehensive view of Plexus’ compensation payout exposure under various performance scenarios, and also assist in the Committee’s evaluation of the reasonableness of compensation as a whole. The accumulated value analysis examines the CEO’s accumulation of wealth through the deferred compensation plan and annual equity awards. These assessments also identify the proportionality of the CEO’s pay to the pay of executives at other levels in the organization and compare this information with published survey data. In addition, the Committee uses vested and unvested equity information to balance the level of existing awards with the desire to reward performance and to further provide retention incentives.

In addition to reviewing compensation to help assure that it provides incentives for strong Company performance, the Company and the Committee periodically review comparable information from peer group companies and other sources, as discussed above, to maintain a competitive compensation package that aids in executive retention and fairly compensates the executives for performance. However, the Committee does not aim for any numerical or percentile tests within this comparable information. The Committee believes that it is important to use its judgment in applying this information in individual cases, rather than arbitrarily attempting to aim for a particular numerical equivalence. In that consideration, the Committee discusses total compensation (including outstanding equity awards) for all executive officers, the level of experience and leadership each provides, and financial and personal performance results. The Committee seeks to balance different types of compensation in order to promote retention and strong Company performance. The Committee believes this approach results in a comprehensive and thoughtful compensation review process because it allows the Committee to use discretion when appropriate in responding to particular circumstances. The Committee intends to continue these practices in the future.

Management Participation

Members of management, particularly the CEO and human resources personnel, regularly participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute information to the Committee and provide staff support and analysis for its discussions. However, management does not make any recommendation for the CEO’s compensation, nor does management make the final determination of the CEO’s or the other executive officers’ amount or form of executive compensation. The CEO does recommend compensation for the other executive officers to the Committee, subject to the Committee’s final decision. To assist in determining compensation recommendations for the other executive officers, the CEO considers Plexus’ compensation philosophy and, in partnership with the human resources management team, utilizes the same compensation decision-making process as the Committee. Decisions regarding the compensation of the CEO are made in executive sessions at which the Committee members participate with select members of human resources management and the compensation consultants to review competitive practices and overall plan expense; the CEO is not present for these discussions. The sessions generally focus on the CEO’s performance achievement and the elements of his compensation. The Committee discusses and reviews materials comparing the CEO’s compensation to peer group and survey data as well as Plexus’ overall performance relative to the companies in our peer group. Materials presented also include a pay comparison of the CEO to our other executive officers and a review of the CEO’s vested and unvested equity grants, as well as accumulated value, in an effort to assess possible retention risks.

Use of Consultants

The Committee uses outside compensation consultants to assist it in analyzing Plexus’ compensation programs and in determining appropriate levels of compensation and benefits. The Committee is directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultant(s), and considers the independence of any such consultant prior to retention. The Company provides appropriate funding, as determined by the Committee, for the payment of compensation to the compensation consultant(s) employed by the Committee. The Committee currently retains Towers Watson as its compensation consultant. After considering the factors set forth in SEC and Nasdaq rules, in accordance with the Committee’s charter, the Committee does not believe its relationship with Towers Watson has given rise to any conflict of interest.

Plexus human resources personnel meet with the compensation consultants to help the consultants understand Plexus’ business model, organizational structure and compensation philosophy. This interaction provides the consultants with insight into Plexus’ approach to compensation and its application. As part of its staff support function, Plexus human resources personnel also discuss results and conclusions with the compensation consultants. These discussions permit Plexus human resources personnel to be aware of the consultants’ recommendations and analysis, as well as to understand the rationale and methodology behind their conclusions.

For fiscal 2014 compensation planning, in furtherance of its emphasis on performance-based compensation, the Committee conducted a review of its long-term incentive strategy and engaged Towers Watson to prepare an analysis of, and recommendations regarding, long-term equity grant practices. As a result of such review, the Committee modified its long-term incentive strategy to include performance stock awards (designated as performance stock units), which will be settled in Plexus stock; see “Compensation Discussion and Analysis—

Elements and Analysis of Direct Compensation—Long-Term Incentives” for more information regarding this change.

For fiscal 2015 compensation planning, the Committee directed the Company’s internal human resources staff to prepare an analysis of the Company’s executive compensation package consistent with prior years. Plexus’ internal staff obtained market-based data to provide the Committee with the same data and analysis as in previous years. In future years, the Committee may retain Towers Watson or another independent compensation consultant to conduct a detailed analysis of the Company’s executive compensation package.

Neither the Company nor the Committee places any limitations or restrictions on its consulting firms or their reviews. The Company does provide substantive information about Plexus to help its consultants better understand the Company. Human resources personnel also meet with the consultants to discuss the consultants’ conclusions as to Plexus’ executive pay practices, organizational matters, the duties and responsibilities of particular positions, and overall conclusions based upon Plexus’ compensation principles and goals. Towers Watson and previous consulting firms have been retained by the Committee only for projects related to the Company’s executive and director compensation programs. In fiscal 2014, Towers Watson was also retained by the management for several discrete projects; the total fees for those projects were significantly less than $120,000.

Compensation Committee Interlocks and Insider Participation

Each member of the Committee is an independent director and there were no relationships or transactions in fiscal 2014 with those members requiring disclosure under SEC rules. See, however, “Director Independence” above for certain other relationships that the board considered when determining the independence of the directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (in this subsection, the “Nominating Committee”) met four times in fiscal 2014. All of the members of the Nominating Committee are “independent” of Plexus under Nasdaq rules. The Nominating Committee considers candidates for board membership, reviews the effectiveness of the board, makes recommendations to the board regarding directors’ compensation, monitors Plexus’ compliance and ethics efforts, and evaluates as well as oversees corporate governance and related issues.

The Nomination Process

The Nominating Committee generally utilizes a director search firm to identify candidates, but it evaluates those individuals on its own; the Nominating Committee would also consider candidates suggested by outside directors, management and/or shareholders. As described above in “Election of Directors,” in accordance with the Company’s board member selection criteria, the Nominating Committee considers the diversity of backgrounds, skills and experiences among board members in identifying areas which could be augmented by new members. To help assure that directors have the time to devote to their duties, Plexus directors may not serve on the boards of more than three additional public companies. The composition of the board of directors is reviewed annually to insure that an appropriate mix of skills, experiences and backgrounds is represented; the membership mix of the board may also be changed as necessary to meet business needs.

The Nominating Committee would consider proposed nominees to the board submitted to it by shareholders. If a qualified individual expresses a serious interest and there is a position available, the Nominating Committee would review that person’s background and experience to determine whether that individual may be an appropriate addition to the board, and, if appropriate, would meet with the individual. A decision would then be made whether to nominate that person to the board. The Nominating Committee’s policy is to not evaluate proposed nominees differently depending upon who has proposed the potential nominee.

If a shareholder wishes to propose someone as a director for the Nominating Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating Committee, in care of the Secretary, at least six months before the next annual meeting of shareholders to assure time for meaningful consideration by the Nominating Committee. See also “Commonly Asked Questions and Answers About the Annual Meeting” for bylaw requirements for nominations. Plexus has neither received nor rejected any candidates put forward by significant shareholders.

Dr. Eisenhart, who is not currently a director, was first suggested as a candidate for board membership by Mr. Drury.

Communications with the Board

Any communications to the board of directors should be sent to Plexus’ headquarters office in care of Plexus’ Secretary, Angelo M. Ninivaggi. Any communication sent to the board in care of the Chief Executive Officer, the Secretary or any other corporate officer is forwarded to the board. There is no screening process and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures that may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Plexus’ website at www.plexus.com under the link titled “Investor Relations,” then “Corporate Governance.”

Code of Ethics, Committee Charters and Other Corporate Governance Documents

Plexus regularly reviews and augments its corporate governance practices and procedures. As part of its corporate governance practices, Plexus has adopted a Code of Conduct and Business Ethics, Corporate Governance Guidelines and written charters for each of its board committees discussed above. Plexus has posted on its website, at www.plexus.com, under the link titled “Investor Relations” then “Corporate Governance,” copies of its Code of Conduct and Business Ethics, its Corporate Governance Guidelines, the charters for its Audit, Compensation and Leadership Development, and Nominating and Corporate Governance Committees, director selection criteria (included as an appendix to our Corporate Governance Guidelines), director and officer stock ownership guidelines, compensation clawback policy and other corporate governance documents. If those documents (including the committee charters, the Code of Conduct and Business Ethics and the Corporate Governance Guidelines) are changed, waivers from the Code of Conduct and Business Ethics are granted, or new procedures are adopted, those new documents, changes, waivers and/or procedures will be posted on Plexus’ website at www.plexus.com.

Social Responsibility

Plexus is committed to social responsibility within our business and global operations. Our commitment to social responsibility extends to human rights, labor practices, the environment, worker health and safety, fair operating practices and the Company’s social impact in the communities where we operate. We consider a variety of standards for socially responsible practices, including local and federal legal requirements in the jurisdictions where we operate, the International Organization for Standardization’s “Guidance on Social Responsibility” (ISO 26000) and standards established by the Electronics Industry Citizenship Coalition (the “EICC”). In fiscal 2014, Plexus joined the EICC as an applicant member. Information about our corporate social responsibility efforts is available on our website at www.plexus.com/about-us/social-responsibility.

Directors’ Compensation

The Nominating and Corporate Governance Committee of the board of directors recommends, subject to board approval, compensation paid to non-employee directors, including equity awards to non-employee directors under the 2008 Long-Term Incentive Plan (the “2008 Long-Term Plan”). In determining the compensation paid to the non-employee directors, the Nominating and Corporate Governance Committee considers similar types of factors, including comparisons with peer companies and Company performance, that are considered by the Compensation and Leadership Development Committee when determining executive compensation.

Each Plexus director who was not a full-time Plexus officer or employee (all directors except Mr. Foate, who does not receive additional fees for serving on the board) received an annual director’s fee of $65,000 for fiscal 2014 service. Mr. Schrock received an additional fee of $20,000 for serving as the board’s Lead Director. The chairs and members of each committee received additional annual fees for service in such roles as follows:

Role	Audit Committee	Compensation and Leadership Development Committee	Nominating and Corporate Governance Committee
Chair	$15,000	$12,500	$10,000
Member	$9,000	$7,500	$5,250

For fiscal 2015, the annual fee for serving as a member of the Audit Committee was increased to $12,000 and the annual fee for serving as a member of the Compensation and Leadership Development Committee was increased to $9,000. Additionally, in certain circumstances directors may be reimbursed for attending educational seminars or, in each individual’s capacity as a director, other meetings at Plexus’ behest. Directors do not receive board or committee meeting attendance fees.

Directors are eligible to defer their cash fees, as well as stock awards (excluding options), through the Non-Employee Directors Deferred Compensation Plan. Amounts in deferred cash accounts are credited with interest, compounded monthly, at the prime rate of interest, which is determined quarterly. Directors were previously eligible to defer their cash fees through Plexus’ supplemental executive retirement plan, which is described in “Compensation Discussion and Analysis” below.

Directors also participate in the 2008 Long-Term Plan, which permits the grant of stock options, stock-settled stock appreciation rights (“SARs”), restricted stock (which may be designated as restricted stock awards or restricted stock unit (“RSU”) awards), unrestricted stock awards, performance stock awards and cash incentive awards. Non-employee directors received a grant of approximately $120,000 worth of RSUs in the second quarter of fiscal 2014; the restrictions on the RSUs generally lapse on the first anniversary of the grant date. The number of RSUs granted was based on the average of the high and low trading prices of the Company’s stock on the trading date preceding the grant date (since the market was closed on the grant date). The use of equity awards is designed to align directors’ interests with the long-term ownership interests of our shareholders.

Director Compensation Table

The following table sets forth the compensation that was paid by Plexus to each of our non-employee directors in fiscal 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Other Benefits ($)(3)	Total ($)

Ralf R. Böer	$79,000	$120,010	—	—	$199,010

Stephen P. Cortinovis	86,625	120,010	—	—	206,635

David J. Drury	94,125	120,010	—	—	214,135

Rainer Jueckstock	81,500	120,010	—	—	201,510

Peter Kelly	87,875	120,010	—	—	207,885

Phil R. Martens	82,750	120,010	—	—	202,760

Michael V. Schrock	95,125	120,010	—	—	215,135

Mary A. Winston	76,625	120,010	—	—	196,635

(1)	Includes annual retainer, committee and chairmanship fees and, in the case of Mr. Schrock, his fee for serving as Lead Director of the board.
(2)	The amounts shown represent the grant date fair value of RSUs granted in fiscal 2014 computed in accordance with Accounting Standards Codification Topic 718. Generally accepted accounting principles (“GAAP”) require us to determine compensation expense for stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions used to determine the valuation of the awards are discussed in footnote 10 to our consolidated financial statements.

The following table provides cumulative information about the grant date fair value of stock awards granted to directors in fiscal 2014, determined as of the grant dates in accordance with GAAP. It also provides the number of outstanding stock options and RSUs that were held by our non-employee directors at September 27, 2014.

Name	Stock Awards		Option Awards
	Grant Date Fair Value of 2014 Stock Awards ($)	Number of Securities Underlying Stock Awards That Have Not Vested (#)	Number of Securities Underlying Unexercised Options (#)
Mr. Böer	$120,010	2,953	55,000
Mr. Cortinovis	120,010	2,953	50,000
Mr. Drury	120,010	2,953	35,000
Mr. Jueckstock	120,010	2,953	—
Mr. Kelly	120,010	2,953	22,500
Mr. Martens	120,010	2,953	3,750
Mr. Schrock	120,010	2,953	45,000
Ms. Winston	120,010	2,953	24,000

On January 20, 2014, each non-employee director received RSUs for 2,953 shares; the average of the high and low trading prices of our shares on the Nasdaq Global Select Market on the preceding trading day was $40.64 (the market was closed on the grant date). Messrs. Böer, Cortinovis and Drury each elected to defer receipt of all of the shares underlying the 2014 RSUs, which vest in January 2015, and Ms. Winston elected to defer receipt of 50% of the underlying shares.

Stock options, which were granted to non-employee directors prior to fiscal 2014 and are fully vested, expire on the earlier of (a) ten years from the applicable grate date, or (b) two years after termination of service as a director.

(3)	The current non-employee directors do not generally receive any additional benefits although they are reimbursed for their actual expenses of attending board, committee and shareholder meetings.

Director Stock Ownership Guidelines

Plexus believes that it is important for directors to maintain an equity stake in Plexus to further align their interests with those of our shareholders. Therefore, directors must comply with stock ownership guidelines as determined by the board. The ownership guidelines currently require directors to own a minimum of 5,000 shares of common stock within five years of election or appointment to the board, of which 2,000 shares must be owned within the first year of service. Unexercised stock options (whether or not vested) do not count toward a director’s ownership for purposes of these guidelines. All of our directors are currently in compliance with these guidelines.

Stock ownership guidelines for executive officers are discussed in “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Equity Ownership Guidelines.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Plexus’ officers and directors, and persons who beneficially own more than 10% of Plexus’ common stock, to file reports of ownership and changes in ownership with the SEC. SEC rules require these “insiders” to furnish Plexus with copies of all forms they file under Section 16(a).

All publicly-held companies are required to disclose the names of any insiders who failed to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of copies of the Section 16(a) forms furnished to the company, or written representations from the insiders that no such forms were required. On the basis of filings and representations received by Plexus, the Company believes that during fiscal 2014 its insiders complied with all applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Leadership Development Committee (in this section, the “Committee”) of the board of directors sets the general compensation philosophy for Plexus and ensures that appropriate controls are in place to govern its application. The Committee makes decisions with respect to the compensation of the Chief Executive Officer and the Company’s other executive officers, and grants equity and other awards.

This section discusses the Committee’s executive compensation philosophy and decisions. The discussion focuses on the compensation of the current and former executive officers named in the “Summary Compensation Table” in this proxy statement (the “named executive officers”) and listed below:

•	Dean A. Foate: Chairman, President and Chief Executive Officer

•	Patrick J. Jermain: Vice President and Chief Financial Officer

•	Todd P. Kelsey: Executive Vice President and Chief Operating Officer

•	Yong Jin Lim: Regional President – Plexus APAC

•	Steven J. Frisch: Executive Vice President and Chief Customer Officer

•	Ginger M. Jones: Former Senior Vice President and Chief Financial Officer

While Mr. Jermain has been employed by Plexus since 2010 in various positions with increasing responsibility, he was not an executive officer until his election as Vice President and Chief Financial Officer in May 2014. In accordance with SEC rules and related guidance, information regarding Mr. Jermain’s compensation prior to becoming an executive officer is not presented in this section, except as otherwise noted.

Ms. Jones resigned from her position as Senior Vice President and Chief Financial Officer in May 2014, but remained employed by Plexus in a non-executive officer capacity through the end of fiscal 2014 to assist with the transition of her successor.

Plexus provides further detail regarding executive compensation in the tables and other information included in the “Executive Compensation” section of this proxy statement.

Executive Summary

Fiscal 2014 Compensation Actions

•	The Committee began granting performance stock awards (designated as performance stock units (“PSUs”)), which will be settled in Plexus stock, and modified the equity award mix to further tie executive compensation to Company performance. The table below illustrates these changes for the named executive officers.

•	The Committee eliminated excise tax gross-up provisions for all new change in control agreements entered into beginning in fiscal 2015.

•	Executive officers, including the Chief Executive Officer, received base salary increases for fiscal 2014 as a result of improving Company and industry conditions. Executive officers did not receive adjustments for fiscal 2013 (other than for increases in responsibilities resulting from promotions) due to industry conditions at the beginning of that fiscal year and the Company’s focus on improving operating profit.

•	Annual incentive opportunity target levels under the Company’s annual cash incentive plan, the Variable Incentive Compensation Plan (the “VICP”), increased for the Chief Executive Officer and several other executive officers, primarily due to our philosophy of increasing pay at risk, as well as considering market competitiveness, increases in responsibilities and promotions throughout the year.

•	As a result of the Company’s fiscal 2014 performance, total payments to executives under the VICP represented 95.6% as compared to the target payout of 80% for corporate financial performance.

Executive Officer	Fiscal 2014 Equity Grants (#)			Total Grant Date Fair Value ($)	Fiscal 2013 Equity Grants (#)		Total Grant Date Fair Value ($)	Increase in Grant Date Fair Value (%)
	Options	RSUs	PSUs		Options	RSUs
Mr. Foate	75,500	31,000	19,000	$3,571,267	117,500	50,000	$2,730,669	30.8%
Mr. Jermain*	2,614	8,590	—	$384,153	*	*	*	*
Mr. Kelsey	30,250	14,000	8,000	$1,514,282	37,500	16,000	$872,666	73.5%
Mr. Lim	22,750	9,000	5,000	$1,021,673	36,250	16,000	$858,308	19.0%
Mr. Frisch	22,750	9,000	5,000	$1,021,673	36,250	16,000	$858,308	19.0%
Ms. Jones	16,750	8,000	5,000	$889,029	32,500	14,000	$759,993	17.0%

*	In accordance with the Company’s long-term incentive allocation formula for senior non-executive employees, which is discussed below, Mr. Jermain (who was not an executive officer until May 2014) received stock-settled stock appreciation rights (“SARs”) and restricted stock units (“RSUs”), and did not receive stock options or PSUs, in fiscal 2014. Therefore, the amounts in the “Options” column above for Mr. Jermain reflect SARs. To recognize the increase in Mr. Jermain’s responsibilities upon becoming an executive officer, he received an additional grant of RSUs for 7,000 shares in fiscal 2014. Information for fiscal 2013 is not presented for Mr. Jermain because he was not an executive officer during that fiscal year.

Consideration of Shareholder Advisory Vote to Approve Executive Compensation

At Plexus’ 2014 annual meeting of shareholders, the Company held a shareholder advisory vote to approve executive compensation. Approximately 91% of shares voting supported the proposal and, therefore, the advisory resolution regarding executive compensation was approved. Although the vote was non-binding, the Company, the board of directors and the Committee consider communications received from shareholders regarding the Company’s executive compensation policies and decisions, including say-on-pay votes. The Committee reviewed the results of the vote and considered the high approval rate as an indication that shareholders generally support the Company’s executive compensation philosophy, program and decisions.

Alignment of Executive Compensation with Shareholder Interests

•	The Company continues to place a greater emphasis on annual and long-term incentive opportunities, as a portion of total compensation since they are performance-based, represent compensation that is at risk, promote the creation of shareholder value and are intended to further align the interests of executive officers with those of our shareholders.

•	The Committee’s long-term incentive strategy allows for the use of a portfolio approach when granting awards. The Committee uses a combination of equity awards to create a balanced focus on long-term Company performance and shareholder returns.

•	In fiscal 2014, the Committee modified its long-term incentive strategy to include PSUs under the 2008 Long-Term Plan that vest based on the relative total shareholder return (the “TSR”) of Plexus stock as compared to the TSR of the companies in the Russell 3000 Index over a three year performance period. The Committee believes that the addition of PSUs further aligns the interests of our executives with those of our shareholders and provides motivation for our executives to succeed in the long-term.

•	The Company’s equity ownership guidelines require our CEO to own Plexus stock with a market value equal to at least three times his annual base salary; executive officers other than our CEO, including the named executive officers, are required to own, at a minimum, Plexus stock with a market value equal to one times their annual base salary. Executive officers are generally not permitted to sell Plexus shares unless the applicable ownership requirement has been met. All executive officers have met the procedural requirements of the guidelines and five of our executive officers have met the ultimate ownership amounts required by the guidelines.

Summary of Executive Compensation Practices and Governance

To achieve the objectives of our executive compensation program and our compensation philosophy, we:

•	base a majority of total compensation on annual and long-term performance-based and retention incentives (i.e., compensation that is at risk);

•	set annual and long-term incentive targets based on clearly disclosed, objective performance measures;

•	require executive officers to hold Plexus stock pursuant to equity ownership guidelines;

•	conduct annual assessments of risk associated with our executive compensation programs, policies and procedures;

•	mitigate undue risk associated with our compensation programs through a Clawback Policy;

•	enter into “double trigger” change in control agreements with executive officers and have eliminated excise tax gross-up provisions in new change in control agreements;

•	do not enter into employment contracts with executives other than our CEO;

•	mitigate the potential dilutive effect of equity awards through a share repurchase program;

•	prohibit hedging transactions or short sales by our executive officers; and

•	do not provide significant perquisites.

Executive Compensation Philosophy, Goals and Process

The Committee’s philosophy is to fairly compensate all employees, including executives, for their contributions to Plexus, appropriately motivate employees to provide value to Plexus’ shareholders and consider the ability of Plexus to fund any compensation decisions, plans or programs. Fair compensation must balance both short-term and long-term considerations and take into consideration competitive forces, best practices, and the performance of Plexus and the employee. Compensation packages should also motivate executives to make decisions and pursue opportunities that are aligned with the interests of our shareholders, while not exposing the Company to inappropriate risk. Finally, the Committee considers Plexus’ financial condition, the conditions in Plexus’ industry and end markets, and the effects of those conditions on Plexus’ sales and profitability in making compensation decisions.

Plexus’ executive compensation program is designed to provide a rational, consistent reward system that:

•	attracts, motivates and retains the talent needed to lead a complex global organization;

•	drives global financial and operational success that creates shareholder value without encouraging inappropriate risk-taking;

•	encourages behaviors that improve Plexus’ performance and maximize shareholder value, and fosters a culture of Company ownership among executive officers; and

•	appropriately balances Company performance and individual contributions towards the achievement of success.

For a discussion of the Committee’s decision-making process, its use of consultants and the role of Plexus’ executive officers and staff, see “Corporate Governance—Board Committees—Compensation and Leadership Development Committee—Overview of the Compensation Decision-Making Process” above.

Focus on Growth and Return on Invested Capital

The Committee seeks to maintain a compensation program that aligns executive compensation with creating and maximizing value for our shareholders. The Committee and the Company believe that shareholder value is maximized through revenue growth and generating a return on invested capital (“ROIC”) exceeding the Company’s weighted average cost of capital (“WACC”). These metrics together, when achieved, deliver growth and economic profit. The importance of achieving revenue growth and ROIC goals has been emphasized by making a substantial component of each executive officer’s compensation dependent on the Company’s achievement of these goals, with executives maximizing their annual incentive compensation opportunity if the Company achieves its organic revenue growth and ROIC goals. The Company’s annual incentive compensation plan uses return on capital employed (“ROCE”), a derivative measure to ROIC that excludes taxes and equity-based compensation costs. The

Committee and the Company believe ROCE is the appropriate performance measure because it reflects the Company’s operating performance, which is what the plan is designed to reward.

Overview of Executive Compensation and Benefits

Plexus uses the following compensation reward components working together to create competitive compensation arrangements for our executive officers:

Reward Component	Purpose

Base Salary	Base salary is intended to provide compensation which is not at risk; however, salary levels and subsequent increases are not guaranteed. Base salary is designed to offer regular fixed compensation for the fulfillment of the duties and responsibilities associated with the job roles of our executives and employees. In addition, base salary is a baseline consideration for attracting and retaining talented individuals.

Annual Incentive	Our annual cash incentive compensation plan, the VICP, is designed to reward employees for the achievement of important corporate financial goals. There is also a component of the VICP that rewards employees for the attainment of individual and/or team objectives. The opportunity to earn annual cash incentive payments under the VICP provides a substantial portion of compensation that is at risk and that depends upon the achievement of measurable corporate financial goals and individual objectives. As distinguished from equity-based compensation, which is significantly affected by market factors that may be unrelated to our results, the design of the VICP offers incentives based on our direct performance. We use payouts from the VICP to provide further incentives for our executive officers and employees to achieve these corporate financial goals and individual objectives. As it applies to executive officers, the VICP is a sub-plan of the 2008 Long-Term Plan.

Long-Term Incentives	A substantial part of compensation, which is also at risk, is long-term equity-based compensation, awarded in fiscal 2014 in the form of stock options, RSUs and PSUs under the 2008 Long-Term Plan. Our long-term incentives are designed to tie a majority of our key executives’ total compensation opportunities to Plexus’ market performance and the long-term enhancement of shareholder value, as well as to encourage the long-term retention of these executives and other key employees.

Benefits	The health and well-being of our employees and their families is important to us. Therefore, we provide all of our employees with various benefits, such as health and life insurance. Offering these benefits also assists the Company in attracting, as well as retaining, executive officers and key personnel.

Retirement Plans	The Company maintains retirement plans to help our employees provide for their retirement on a tax-advantaged basis. Offering retirement plans helps the Company to attract and retain qualified employees, as well as meet competitive conditions. One of these retirement plans, the 401(k) Retirement Plan (the “401(k) Plan”), includes a Plexus stock fund as one of its investment choices to permit employees to maintain Plexus ownership if they wish. The Company also provides a supplemental executive retirement plan under which certain executive officers may elect to defer some or all of their compensation and the Company makes additional contributions on their behalf.

Agreements	Only our Chief Executive Officer has an employment agreement, which is intended to help assure the continuing availability of his services over a period of time and protect the Company from competition post-employment. All executive officers have change in control agreements to help assure that they will not be distracted by personal interests in the case of a potential acquisition of Plexus and to assist in maintaining their continuing loyalty.

Elements and Analysis of Direct Compensation

Overview of Direct Compensation

Plexus uses three primary components of total direct compensation—salary, annual cash incentive payments under the VICP and long-term equity-based awards under the 2008 Long-Term Plan. Each of these components is complementary to the others, addressing different aspects of direct compensation and seeking to motivate employees, including executive officers, in varying ways.

The Committee does not use any specific numerical or percentage test to determine the ratio of direct compensation paid in base salary versus compensation at risk through the VICP or equity-based compensation. However, the Committee believes that a meaningful portion of compensation should be at risk. VICP targets for executive officers other than the CEO ranged from 55% to 80% of base salary in fiscal 2014, with the opportunity to earn cash incentives beyond those levels if Plexus exceeded its targeted financial goals. In the case of the CEO, the potential target compensation at risk as a percentage of base salary was 120%, reflecting his overall greater responsibility for the Company. In fiscal 2014, long-term incentives for executive officers were granted in the form of: (i) stock options, which represent compensation that is at risk since value is not received unless the Company’s stock price appreciates; (ii) RSUs that vest based on continued service and promote a long-term ownership mentality; and (iii) PSUs, which also represent compensation that is at risk since these awards will be forfeited if the relative TSR of Plexus stock over the performance period is below a threshold level. After determining each element, the Committee also reviews the resulting total compensation to determine whether it is reasonable as a whole.

Base salary adjustments and equity awards are generally targeted for implementation in the second quarter of each fiscal year to align with the Company’s internal performance management cycle and changes to the compensation of its other non-executive employees. The Committee considers both individual and Company performance in making these determinations, and believes that this timing forges a strong link between performance and pay.

The resulting total targeted direct compensation mix used for fiscal 2014 for the Chief Executive Officer and the other named executive officers is illustrated in the charts below:

Base Salary

Structure

The Company and the Committee review market-based comparisons, peer group analysis and other third-party survey data as reference points for compensation practices, as well as sources of comparative information, to assist in establishing appropriate base salaries for its executive officers. Through this form of benchmarking, we do not aim for particular numerical or percentage tests as compared to the peer group or the surveys; however, we generally target base salaries within ranges near market medians of those groups, with adjustments made to reflect individual circumstances.

The Committee expects to determine fiscal 2015 base salary adjustments for our executive officers in December 2014, after it has reviewed and considered the analysis discussed above in “Corporate Governance–Board Committees–Compensation and Leadership Development Committee–Overview of the Compensation Decision-Making Process–Use of Consultants.” The effective date of any base salary adjustment for our executive officers is generally targeted for January in order to be aligned with the Company’s other U.S. salaried employees. In fiscal 2014, increases for executive officers, as appropriate, were on this schedule; however, in fiscal 2013, the Committee did not adjust the base salaries of the Company’s executive officers (other than for increases in responsibilities resulting from promotions).

Factors Considered in Determining Base Salary

Prior to establishing base salary increases for the CEO and approving salary levels for other executive officers, the Committee takes into consideration various factors. These factors include compensation data from our peer group, salary increase trends for executive base pay and other information provided in published surveys. An in-depth total rewards analysis, including base salary, is completed annually for each executive position using the peer group and survey data as indicated above. The Committee also considers the individual executive officers’ duties and responsibilities and their relative authority within Plexus.

With respect to increases in the CEO’s base salary (as well as other compensation actions that impact the CEO), the Committee uses this information and meets in executive session to discuss appropriate pay positioning and pay mix based on the data gathered. With respect to the other executive officers, the CEO uses similar data and submits his recommendations to the Committee for final determination. The data gathered in the determination process helps the Committee to test for fairness, reasonableness and competitiveness. While the Committee takes into account the Company’s compensation philosophy and goals and follows a holistic approach to executive compensation packages, its final determinations may incorporate the subjective judgment of its members as well.

Executive officer base salary increases may include the following two components:

•	Competitive Adjustments. If executive officer salaries fall below the competitive median range when we compare them to our peer group and survey data, we consider increasing the salaries to a more competitive level. In some cases these competitive adjustments may take place over a multi-year period and may depend on individual performance.

•	Merit Increases. If executive officer salaries are found to be at an appropriate level when we compare them to the peer group and general industry survey data for the position, then a separate merit increase may be provided based on individual performance, if appropriate.

2014 Base Salary Adjustments

Base salary adjustments for fiscal 2014 were approved by the Committee in December 2013. In recent years the Company has placed a greater emphasis on annual and long-term incentive opportunities, as opposed to base salary adjustments, since they are performance-based, represent compensation that is at risk, promote the creation of shareholder value and are intended to further align the interests of executive officers with those of our shareholders.

For fiscal 2014, the Committee approved a base salary adjustment of $75,000 for the CEO, a 9.4% increase from his 2013 base salary, to $875,000. After forgoing an adjustment in fiscal 2013 and fiscal 2012, the Committee believed this increase to the CEO’s base salary was appropriate. As a result of that adjustment, the CEO’s salary remains near the 50th percentile of peer group and market comparisons. Our CEO’s base salary is higher than those of our other executive officers because of his more extensive and challenging duties and responsibilities. In addition, the CEO’s total compensation is more heavily weighted toward performance-based compensation than the total compensation of our other executive officers.

Fiscal 2014 increases for our other executive officers serving at the time varied from 3.3% to 7.7%. Base salary increases for fiscal 2014 for our other executive officers represented a combination of competitive adjustments, merit increases and, in certain cases, increases in responsibilities. Similar to our CEO, our other executive officers also did not receive base salary adjustments for fiscal 2013, other than for increases in responsibilities resulting from promotions (Messrs. Kelsey and Frisch received increases of 32.4% and 16.7%, respectively, late in fiscal 2013 in connection with their promotions). Variations between the executive officers reflected competitive conditions and the Committee’s view of the executive officers’ duties, responsibilities and performance. Mr. Lim’s compensation and benefits package also reflects regional survey data of the Asian markets. The Committee believed that base salaries for our other executive officers were aligned with peer group and market comparisons.

Mr. Jermain’s annual base salary was increased to $390,000 upon his election as the Company’s Vice President and Chief Financial Officer in May 2014, which was below the median of peer group and market comparisons. The Committee determined that this was an appropriate salary adjustment for Mr. Jermain at the time of his promotion to Chief Financial Officer. As he progresses in his new role, the Committee intends to adjust Mr. Jermain’s base salary to align with the median of peer group and market comparisons.

Presented below are the fiscal 2014 base salaries and percentage increases as compared to fiscal 2013 for our named executive officers:

Executive Officer	Fiscal 2014 Base Salary	Percentage Increase Compared to Fiscal 2013
Mr. Foate	$875,000	9.4%
Mr. Jermain	$390,000	N/A
Mr. Kelsey	$475,000	5.6%
Mr. Lim	$380,000	7.0%
Mr. Frisch	$370,000	5.7%
Ms. Jones	$420,000	7.7%

Annual Incentive

Plan Structure

The VICP provides annual cash incentives to approximately 2,450 participants, including our CEO and other executive officers. For executive officers, the VICP is a sub-plan of the 2008 Long-Term Plan. The award opportunity levels for each participant are expressed as a percentage of base salary. In fiscal 2014, the targeted award opportunity for our CEO was 120% of base salary, and the targeted award opportunities for our other executive officers varied from 55% to 80% of base salaries. The targeted award opportunities for other participants varied from 3% to 50% of base salaries.

The targeted award opportunity for our CEO was increased by ten percentage points in fiscal 2014 to better align with peer group and market comparisons and to shift a higher portion of his potential compensation toward performance-based elements of our compensation program. Annual incentive opportunity targets for our other executive officers have been increased in recent years as a result of adjustments for market competitiveness, promotions and other increases in responsibilities, as well as due to an increased emphasis on incentive compensation. The targeted award opportunity for Mr. Jermain was increased to 70% of his annual base salary in May 2014 in connection with his promotion, and Mr. Lim’s targeted award opportunity was increased by ten percentage points for fiscal 2014 due to an adjustment for market competitiveness. The targeted award opportunities for Messrs. Kelsey and Frisch were each increased by ten percentage points late in fiscal 2013 in connection with their respective promotions. Offering a greater percentage of compensation at risk was intended to more strongly link executive compensation with Company performance and shareholder returns.

Our CEO and other executive officers also have the opportunity to earn above their targeted award opportunities based on the achievement of corporate financial goals. Higher levels of duties and responsibilities within Plexus lead to higher cash incentive opportunities under the VICP because the Committee believes that heightened responsibility leads to more influence on corporate performance. In addition, competitive factors make relatively higher reward possibilities important for those positions. For each executive officer, 80% of the targeted award is keyed to the corporate financial goals; the remaining 20% of the targeted award is keyed to the achievement of individual objectives. The table below lists the fiscal 2014 targeted VICP award opportunities for the named executive officers, expressed as a percentage of base salary:

Executive Officer	Fiscal 2014 Targeted Award as a Percentage of Base Salary
Mr. Foate	120%
Mr. Jermain*	70%
Mr. Kelsey	80%
Mr. Lim	70%
Mr. Frisch	70%
Ms. Jones	70%

*	In May 2014, Mr. Jermain’s targeted award was increased to 70% of his base salary to recognize the increase in his responsibilities in connection with his promotion.

The VICP provides for payments relating to corporate financial goals both below and above the targeted awards by establishing specific threshold levels of corporate performance at which payments begin to be earned and maximum payout levels beyond which no further payment is earned. The payout for the CEO and the other executive officers at the maximum payout level is 200% of the targeted award (including the 20% individual objectives component). The Committee believes that the opportunity to receive a payout above target should be based solely on achieving corporate financial goals. Payments to participants are not permitted under the VICP unless the Company achieves net income for the plan year.

The VICP provides that extraordinary items or charges should be excluded from fiscal year results. In addition, the Committee has the authority to exclude certain items, such as equity-based compensation costs and other non-recurring or unusual charges, when determining the achievement of the corporate financial goals. Equity-based compensation costs were excluded for fiscal 2014; however, the Committee did not exclude any other charges in the calculation of VICP awards.

2014 Plan Design – Company Goals

The specific corporate financial goals for fiscal 2014, each of which stood independently of the other with regard to award opportunities, were revenue and ROCE. The goals were chosen because they aligned performance-based compensation to the key financial metrics that the Company used internally to measure its ongoing performance and that it used in its financial plans. The fiscal 2014 targets for these goals were set as part of our annual financial planning process and continue to align with our enduring financial goals. For each of the corporate financial goals, we also established specific “threshold” and “maximum payout” levels of achievement as part of that process.

For the purposes of the VICP, ROCE is generally defined as annual operating income before taxes and excluding equity-based compensation costs divided by the five-point quarterly average of Capital Employed during the year. Capital Employed is defined as equity plus debt less cash, cash equivalents and short-term investments. The VICP calculation excludes the items mentioned above because these factors do not reflect the operating performance of the Company, which is what the VICP is intended to reward. For the same reasons, the Committee may, at its discretion, exclude restructuring costs and/or non-recurring charges when determining ROCE for VICP awards, as appropriate. As noted above, no such discretion was exercised by the Committee in fiscal 2014.

No award is paid for any component of the VICP if Plexus incurs a net loss for the fiscal year (excluding equity-based compensation costs and, at the Committee’s sole discretion, non-recurring or restructuring charges). Awards for performance between the threshold level and target level are calculated by straight-line interpolation, as are awards between the target level and the maximum payout level.

For fiscal 2014, in accordance with Plexus’ strategic plan, the Committee set performance levels for each metric with a focus on achieving our enduring financial goals using the philosophy below:

	Threshold	Target	Maximum Payout
Revenue	Equal to prior year revenue	Midpoint between threshold and maximum payout	Equal to 12% revenue growth
ROCE	Equal to Plexus’ WACC plus 300 basis points	Midpoint between threshold and maximum payout	Equal to Plexus’ WACC plus 800 basis points

We believe that setting the maximum payout levels for revenue and ROCE consistent with our financial goals fully aligns employees with financial results that maximize value to our shareholders, without encouraging inappropriate risk-taking. Threshold levels for both metrics were set at the minimum levels of performance at which Plexus believes it begins generating value for our shareholders. Target levels for revenue and ROCE, which were set between the threshold and maximum payout levels, were intended to be challenging, but achievable, based on industry conditions and Plexus’ financial plan.

The following table sets forth the fiscal 2014 financial targets and potential VICP payout amounts (as a percent of targeted VICP cash incentive) for the named executive officers, at the threshold, target and maximum payout performance levels:

	Threshold		Target		Maximum Payout
Component	Goal	Payout	Goal	Payout	Goal	Payout
Revenue (in millions)	$2,228	0%	$2,362	40%	$2,495	90%
ROCE	14.0%	0%	16.5%	40%	19.0%	90%
Individual Objectives		up to 20%		up to 20%		up to 20%
Total Potential Incentive = Revenue + ROCE + Individual Objectives		up to 20%		up to 100%		up to 200%

In fiscal 2014, revenue was $2,378.2 million and ROCE was 17.0%. Therefore, the Company’s performance was between the target and maximum payout levels for both revenue and ROCE. As a result, Plexus paid awards to executive officers and other employees based on revenue and ROCE performance; total payments to executives represented 95.6% versus the target of 80% for corporate financial performance. Plexus’ actual performance in fiscal 2014 as compared to these performance levels is illustrated in the following graphs:

2014 Plan Design – Individual Objectives

Individual participants typically set several individual objectives for the plan year. Some of the individual objectives are shared by multiple executives when they work as part of a team to focus on an objective. Attainment of the individual objectives represents 20% of the potential targeted VICP award; however, no such award may be earned based on individual objectives unless the Company achieves net income for the plan year. The Committee determines and approves the individual objectives established for the CEO. The Committee also reviews and approves, with input from the CEO, the individual objectives established for the other executive officers. The Committee’s assessment of all executive officers’ individual objectives is based on their likely impact on the achievement of the Company’s annual financial plan and other longer-term strategic priorities, their effect on shareholder value and their alignment with one another.

For fiscal 2014, achievement of individual objectives, for which there was a potential payout equivalent to 20% of the targeted VICP award, varied among the named executive officers from 93.0% to 100.0% of the individual’s potential payout for personal objectives, with the CEO achieving 96.3%. These percentages were based upon the Committee’s determination of the degree to which the executive achieved his or her objectives. The CEO provided the Committee with an assessment of the performance of all of the executive officers other than himself on their individual objectives and recommended award percentage levels for each officer.

The following are summaries of the individual objectives for our named executive officers in fiscal 2014:

•	Dean A. Foate: Mr. Foate’s individual objectives related to: designing strategies to support intelligent regional growth, including the expansion of operations in the Americas; delivering supply chain and operational excellence; and enhancing performance management in support of organizational excellence.

•	Patrick J. Jermain: Mr. Jermain’s individual objectives related to: designing strategies to support intelligent regional growth, including the expansion of operations in the Americas; financial modeling processes and optimization; and risk management.

•	Todd P. Kelsey: Mr. Kelsey’s individual objectives related to: designing strategies to support intelligent regional growth, including the expansion of operations in the Americas; delivering supply chain and operational excellence; pursuing opportunities to expand the Company’s engineering solutions business; and developing a global aftermarket services solution.

•	Yong Jin Lim: Mr. Lim’s individual objectives related to: delivering supply chain and operational excellence; developing a global aftermarket services solution; and enhancing performance management in support of organizational excellence.

•	Steven J. Frisch: Mr. Frisch’s individual objectives related to: delivering supply chain and operational excellence; improving the productivity of business development; and enhancing performance management in support of organizational excellence.

•	Ginger M. Jones: Ms. Jones’ individual objectives related to: designing strategies to support intelligent regional growth, including the expansion of operations in the Americas.

Long-Term Incentives

Plan Structure

Total compensation, consistent with practices in our industry, places a particular emphasis on equity-based compensation for executive officers. The shareholder-approved 2008 Long-Term Plan allows for various award types, including options, SARs, restricted stock, RSUs, unrestricted stock awards, performance stock awards and cash incentive awards. Those awards are intended to provide incentives to enhance corporate performance as well as to further align the interests of our executive officers with those of our shareholders. The Committee’s policy is to not “back-date” equity grants and, therefore, it did not back-date any equity grants in fiscal 2014. The reported values of the long-term incentive opportunities under equity plans can vary significantly from year to year as a percentage of total direct compensation because they are determined by valuing the equity-based awards on the same basis that we use for financial statement purposes; that value depends significantly on our stock price and its volatility at the time of the awards.

For fiscal 2014 compensation planning, the Committee, in furtherance of its emphasis on performance-based compensation, conducted a review of its long-term incentive strategy and current market practices with input from Towers Watson, its compensation consultant. As a result of such review, the Committee modified its long-term incentive strategy to include grants of PSUs that vest (or will be forfeited) based on the relative total shareholder return (“TSR”) of the Company’s common stock as compared to the companies in the Russell 3000 Index during a three year performance period. The Committee selected relative TSR as the performance metric for these awards to further strengthen the focus on creating shareholder value. The equity grant allocation formula for executive officers was changed from 60% options and 40% RSUs to 40% options, 35% RSUs and 25% PSUs for fiscal 2014. The Committee believes that the addition of PSUs and the related changes to the allocation formula more strongly align the interests of our executives with those of our shareholders and provide further motivation for our executives to succeed in the long-term.

The Committee’s long-term incentive strategy allows for use of a portfolio approach when granting awards. Each element of the portfolio is intended to address a different aspect of long-term incentive compensation, as set forth below:

•	Stock options provide rewards based upon the appreciation in value to shareholders, as measured by the increase in our share price, and there is no value to these awards if our share price does not increase.

•	RSUs provide an interest in the value of the Company’s shares, because, even though they vest over time, they provide recipients with a certain equity interest, assuming continued employment. In addition to promoting retention, RSUs further align executives’ interests with the interests of shareholders and provide a long-term ownership mentality as well as motivation to succeed in the long-term because the value of RSUs does not solely depend upon increases in the market price of our shares, which may occur over a short period of time.

•	PSUs provide an additional incentive for executive officers to create shareholder value, as these awards only vest if the relative TSR of Plexus stock exceeds the performance goals established by the Committee. The Committee believes that measuring TSR on a relative, rather than on an absolute, basis provides a more relevant measure of the performance of the Company’s stock. By mitigating the impact of macroeconomic factors (both positive and negative) that are beyond the control of the Company and its executives, relative TSR provides rewards that are better aligned to relative performance through varying economic cycles. PSUs also provide a retention incentive since these awards generally do not vest until the end of the three year performance period.

•	For senior non-executive key employees who are eligible for equity awards, Plexus used a mix of RSUs and stock-settled SARs in fiscal 2014. Stock-settled SARs provide rewards based upon the appreciation in value to shareholders as measured by the increase in our share price and also promote employee share ownership; stock-settled SARs also allow the Committee to preserve shares available under the plan and minimize dilution. For other non-executive employees eligible for equity awards, Plexus uses RSUs for the reasons noted above.

The allocation formulas used in fiscal 2014 for executive officers and other non-executive employees receiving equity grants are illustrated in the charts below (Mr. Jermain was considered a senior non-executive employee prior to his promotion):

Annual Award Determination and Allocation Process

Each year the Committee is presented a recommended total pool of equity awards for eligible participants. The Committee reviews the estimated cost of the pool and the recommended grant guidelines prior to making grants, including when making grants in connection with promotions or other increases in responsibilities. Pursuant to its portfolio approach, in fiscal 2014, the Committee distributed the entire value of each grant among the following types of awards—options, RSUs and PSUs—as shown above. Options and RSUs are valued at their Black-Scholes fair-market value, and PSUs are valued using the Monte Carlo valuation model, when making these determinations. In fiscal 2014, the Committee continued promoting increased shareholder returns by adding PSUs to the portfolio for executive officers and making the vesting of the PSUs dependent on the performance of the relative TSR of the Company’s common stock.

The Committee determines the grants for the CEO and other executive officers. The CEO provides the Committee with initial grant recommendations for each executive officer other than himself. The Committee determines the grant value for each executive officer by balancing the need to provide fair compensation with the desire to keep related compensation expense relatively stable from period to period. When making individual grants, the Committee considers each executive officer’s duties, responsibilities and performance. Those in positions with more responsibility tend to receive larger grants to reflect their role in the Company and the market comparisons for their compensation. Also, as discussed above, for the CEO, the Committee uses the vested and unvested equity information, as well as the accumulated value analysis, to balance the level of existing awards with the desire to reward performance and to provide retention incentives.

For fiscal 2014, options for 75,500 shares, 31,000 RSUs and 19,000 PSUs were granted to the CEO, and options for 127,000 shares, 74,490 RSUs and 32,300 PSUs were granted to the other executive officers as a group. The totals include 7,000 RSUs granted to Mr. Jermain in May 2014 to recognize the increase in his responsibilities as a result of his promotion. In addition, in accordance with the Company’s allocation formula for senior non-executive employees, stock-settled SARs related to 2,614 shares were granted to Mr. Jermain during fiscal 2014. Mr. Jermain did not receive a PSU grant in fiscal 2014 because he was not an executive officer at the time the PSUs were granted.

The overall equity grants increased from fiscal 2013 as a result of adjustments for market competitiveness, the Committee’s emphasis on further tying executive compensation to Company performance and promotions for certain officers. In addition, the Committee continued its focus on increasing incentive award opportunities for our executive officers as a portion of total potential compensation, rather than approving larger base salary increases, in order to more strongly link executive compensation with Company performance and shareholder returns.

Equity awards are also allocated to high-performing key non-executive employees based upon recommendations by executive officers in accordance with a grant range grid, which assigns a range of grant sizes to each employee responsibility level.

Basis for Determination of Timing of Grants

The Committee makes quarterly, rather than annual, stock option and stock-settled SARs grants due to the volatility of the stock market and of Plexus stock in particular. Granting stock options and SARs all on one date in the year can make the strike price, related expense and the opportunity such awards represent to employees vary significantly in ways that do not necessarily reflect the long-term performance of Plexus stock.

The Committee’s formula to support the quarterly grant strategy states that the grant dates will occur three trading days subsequent to the release of quarterly earnings, not including the day of the release. The Committee uses future dates, as is permitted by the 2008 Long-Term Plan, because that minimizes the opportunity to choose a date based upon market performance known or knowable at the time of determination. The 2008 Long-Term Plan provides that the exercise price of a stock option is not permitted to be less than the fair market value on the stock option grant date (or the trading day preceding the grant date if the market is closed on the grant date). New hire option and stock-settled SAR grant levels are determined at or around the time of hire, and commence on the next quarterly grant date following the date of hire.

Grants of RSUs are generally made once a year during the fiscal second quarter, but may also be made in connection with new hires, promotions or other increases in responsibilities. As noted above, Mr. Jermain received an additional RSU grant in May 2014 in connection with his promotion. Grants of PSUs were made in the fiscal second quarter of 2014; however, the performance goals for the PSUs were set in the fiscal first quarter. The Committee anticipates continuing to follow this grant schedule.

2014 Awards

Based on the Committee’s long-term incentive strategy, as well as individual responsibility and performance considerations, and reflecting all of the grants discussed above, in fiscal 2014, the Committee made total grants of options (SARs in the case of Mr. Jermain), RSUs and PSUs to the named executive officers as follows:

Executive Officer	Options (#)	RSUs (#)	PSUs (#)
Mr. Foate	75,500	31,000	19,000
Mr. Jermain*	2,614	8,590	—
Mr. Kelsey	30,250	14,000	8,000
Mr. Lim	22,750	9,000	5,000
Mr. Frisch	22,750	9,000	5,000
Ms. Jones**	16,750	8,000	5,000

*	Mr. Jermain did not receive a PSU grant in fiscal 2014 because he was not an executive officer at the time those awards were granted.
**	The fiscal 2014 equity awards granted to Ms. Jones were forfeited upon her departure from the Company.

The number of options and RSUs granted to executive officers in fiscal 2014 decreased from prior years due to the addition of PSUs to the equity allocation formula, as discussed above.

Options vest in two annual increments and grants of RSUs vest on the third anniversary of the grant, all subject to early vesting on a change in control.

Vesting of the PSUs, which is based on the relative TSR of Plexus stock as compared to the companies in the Russell 3000 Index, will be determined following the conclusion of the three year performance period. The TSR calculations will be based on the percentage change from the initial price to the final price during the performance period, and will reflect the reinvestment of dividends, if any. The initial price reflects, and the final price will reflect, a 30 calendar day average closing price. The TSR calculations will be adjusted to reflect stock splits, recapitalizations and other similar events.

PSUs will vest at target—the amount reported in the table above—if the TSR of Plexus stock is at the 50th percentile of companies in the Russell 3000 Index. A payout at maximum, which is 200% of the target award, may be achieved if the relative TSR of Plexus stock is at or above the 75th percentile of companies in the Russell 3000 Index. The Committee believes that a relative TSR at or above this level would be reflective of significant achievement during the performance period. In order to receive a payout at threshold, which is 50% of the target award, the relative TSR of Plexus stock must be at or above the 25th percentile of companies in the Russell 3000 Index. If the relative TSR of Plexus stock is below the 25th percentile, the PSUs will not vest and the awards will be forfeited.

The payout matrix for the PSUs is presented in the table below (if performance is between the specified levels, the payout will be interpolated):

Relative TSR Percentile Rank	Payout Performance Factor
Below 25th	0%
25th	50%
30th	60%
40th	80%
50th	100%
60th	140%
70th	180%
75th and above	200%

Equity Ownership Guidelines

To complement the 2008 Long-Term Plan’s goal of increasing the alignment between the interests of management and our shareholders, the Committee adopted executive stock ownership guidelines. These guidelines require our CEO to own Plexus stock with a market value equal to at least three times his annual base salary; executive officers other than our CEO, including the continuing named executive officers in the “Summary Compensation Table” below, are required to own, at a minimum, Plexus stock with a market value equal to one times their annual base salary. There is no specific time requirement to meet these guidelines. However, an executive officer is generally not permitted to sell Plexus shares that were acquired or awarded while an executive officer unless the applicable ownership requirement has been met; there are exceptions, including financing the exercise of stock options and any applicable taxes when the shares will be held or with prior approval under special circumstances. While five of our executive officers, including our CEO, have met the ultimate ownership amounts required by the guidelines, all of our executive officers are in compliance with the procedural requirements of the guidelines.

Clawback Policy

Pursuant to the Plexus Corp. Executive Compensation Clawback Policy, in the event of a material restatement of the Company’s financial results as a result of significant non-compliance with financial reporting requirements, the Committee will review incentive compensation that was paid to the Company’s executive officers under the VICP (or any successor plan thereto) based solely on the achievement of specific corporate financial goals (“covered compensation”) during the period of the restatement. If any covered compensation would have been lower had the covered compensation been calculated based on the Company’s restated financial results, the Committee will, as and to the extent it deems appropriate, recoup any portion of covered compensation paid in excess of what would have been paid based on the restated financial results. The Committee may seek the recovery of covered compensation for up to three years preceding the date on which the Company is required to restate its financial results.

This policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of significant non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging Policy

The Company’s Insider Trading Policy explicitly prohibits directors, officers and employees from engaging in transactions designed to hedge or offset a decrease in the price of the Company’s common stock. Short sales of the Company’s securities are also prohibited under the Insider Trading Policy.

Elements and Analysis of Other Compensation

In addition to direct compensation, Plexus uses several other types of compensation, some of which are not subject to annual Committee action. These include benefits, retirement plans and employment or change in control agreements. These are intended to supplement the previously described compensation methodologies by focusing on long-term employee security and retention. Certain of these plans allow employees to acquire Plexus stock.

Benefits

We generally provide health and welfare benefits to our executive officers on the same basis as other salaried employees in the United States, although some benefit programs, as discussed elsewhere, are specifically targeted to our executive officers’ specific circumstances. Consistent with competitive practice, the Committee approves certain perquisites and other benefits for our CEO and the other executive officers in addition to those received by all U.S. salaried employees. The other benefits for certain of our executive officers are: a flexible perquisite benefit valued at up to $15,000 per calendar year to be used for expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice; a company car; and additional life and disability insurance due to the dollar limits of the Company’s disability insurance policies. As a result of local law and custom, different but comparable insurance programs and other benefits may apply to personnel who are located in countries outside of the United States, including Mr. Lim, as well as to executive officers who may be temporarily assigned outside of the United States.

Retirement Planning – 401(k) Plan

The 401(k) Plan, which is available to substantially all U.S. employees, allows employees to defer a portion of their annual salaries into their personal accounts maintained under the 401(k) Plan. In addition, Plexus matches a portion of each employee’s contributions, up to a maximum of $10,400 per calendar year. Employees have a choice of investment alternatives, including a Plexus stock fund, in which to invest those funds.

Retirement Planning – Supplemental Executive Retirement Plan

As a consequence of Internal Revenue Code limitations on compensation that may be attributed to tax qualified retirement plans (such as the 401(k) Plan), we have also developed a supplemental executive retirement plan for our executive officers to address their particular circumstances and promote long-term loyalty to Plexus until retirement. Plexus’ supplemental executive retirement plan (the “SERP”) is a deferred compensation plan that allows participants to defer taxes on current income. Under the SERP, executive officers (other than non-U.S.-based executive officers) may elect to defer some or all of their compensation and Plexus may also make discretionary contributions. Additionally, Plexus has purchased Company-owned life insurance on the lives of certain executives to meet the economic commitments associated with this plan. The SERP allows the investment of deferred compensation amounts on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or other investments. These investment choices do not include Plexus stock. Deferred amounts and any earnings that may be credited become payable upon termination, retirement from Plexus or in accordance with the executive’s individual deferral election.

All U.S.-based executive officers participate in this program. Additionally, the Company can credit a participant’s account with a discretionary employer contribution. Any employer contributions to the SERP require approval of the Committee. The SERP provides a vehicle for the Company to restore the lost deferral and matching opportunity caused by tax regulation limitations on such deferrals and matched contributions for highly compensated individuals; the Committee believes these limitations make supplemental retirement plans common practice in general industry. The Committee also believes that further retirement compensation through the SERP is appropriate to meet the market for executive compensation and to provide a stronger incentive for executives to remain with Plexus through retirement.

Fiscal 2014 Plan Activity

•	Contribution Formula. Under a funding plan adopted by the Committee, the SERP provides for an annual discretionary contribution of the greater of (a) 9% of the executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500. Total targeted cash compensation is defined as base salary plus the targeted annual incentive plan cash incentive at the time of the Company’s contribution. The Committee adopted this approach for discretionary contributions to reflect competitive practices based on the research, analysis and recommendations of Towers Watson, its compensation consultant for that program.

•	Employer Contributions. For fiscal 2014, the total employer contributions to the SERP accounts was $696,135 for all participants as a group, including $154,172 for the CEO. See footnote 5 to the “Summary Compensation Table.”

•	Special Contributions. The SERP also allows the Committee to make discretionary contributions over and above the annual contribution noted above. In fiscal 2014, the Committee did not make any such contributions to the named executive officers; however, it did make a special contribution of $265,000 to a former executive officer in connection with his retirement in recognition of his many years of service and valuable contributions to the Company.

Fiscal 2015 Payment Schedule

The annual contribution made by the Company will be paid throughout the year on a bi-weekly basis. This schedule allows for dollar cost averaging and spreads the expense of the contribution across the fiscal year. If necessary, a true-up payment will be made at the end of the fiscal year if the Company contribution for any executive officer is less than $13,500.

Foreign Retirement Arrangements

Since Mr. Lim is not a United States resident, he does not participate in the SERP or the 401(k) Plan. Rather, he participates in the Employees Provident Fund, which is mandated by Malaysian law. Under law, minimum contributions of 12% of an employee’s wages (salary plus bonus) are required to be made by an employer; Plexus chose to make a contribution of 17% in fiscal 2014 in Mr. Lim’s case because it is Plexus’ practice in Malaysia to make higher contributions than the statutory minimum for personnel with relatively high levels of seniority and responsibility.

Employment and Change in Control Agreements

We do not generally have employment agreements with our executive officers; however, Plexus does maintain an employment agreement with our Chief Executive Officer in order to recognize the importance of his position, to help assure Plexus of the continuing availability of Mr. Foate’s services over a period of time and to protect the Company from competition post-employment. All executive officers and certain other key employees have change in control agreements (with the exception of Mr. Foate, whose employment agreement has change in control provisions) to help assure that these individuals will not be distracted by personal interests in the case of a potential acquisition of Plexus as well as to maintain their continuing loyalty. We also believe that competitive factors require us to provide these protections to attract and retain talented executive officers and key employees.

Mr. Foate’s employment agreement is described below in “Executive Compensation – Employment Agreements and Potential Payments Upon Termination or Change in Control – Mr. Foate’s Employment Agreement.” The change in control agreements with our executive officers (with the exception of Mr. Foate) are described below in “Executive Compensation – Employment Agreements and Potential Payments upon Termination or Change in Control – Change in Control Arrangements.” Please refer to those discussions for a further explanation of those agreements.

Determination of Benefit Levels

In general, the change in control agreements with our executive officers provide that, upon termination in the event of a change in control, executive officers will receive compensation equaling three times annual salary plus targeted bonus, a continuation of health and retirement benefits for that period and, for those entered into prior to fiscal 2015, a gross-up payment for excise taxes. Beginning in fiscal 2015, excise tax gross-up provisions have been eliminated from our new change in control agreements; rather, these agreements allow for a reduction in payments under a “best net” approach, providing either the full amount of the total payment or an amount equal to the total payment reduced by an amount necessary to avoid adverse excise tax consequences to the executive officer. In addition, under the 2008 Long-Term Plan (and its predecessor) upon a change in control, unvested awards will generally automatically vest for all award holders (for PSUs, the performance period will be deemed to have concluded as of the date of the change in control, TSR performance will be calculated and vesting will be determined). Certain other key employees also have change in control agreements on substantially the same terms, although generally with only one or two years of coverage. In determining which employees should have change in control agreements, the Committee utilizes its guidelines, which focus on position, responsibilities and compensation level in order to minimize subjectivity.

The Committee reviews the benefit levels under these agreements annually. It is the Committee’s view that the level of benefits, combined with the “double trigger” requiring both a change in control and a termination of employment, provides an appropriate balancing of the interests of the Company, its shareholders and its executives. Benefit levels are believed to be in line with competitive standards and Plexus’ overall compensation policy and level of other benefits, as well as necessary and appropriate to attract and retain executive talent. The Committee believes it is general market practice to provide that unvested awards will vest on a change in control, which is the case under the 2008 Long-Term Plan (and its predecessor), as approved by Plexus’ shareholders. Therefore, offering a package that is consistent with market practices is appropriate to help motivate executives to focus on the Company’s shareholders, even when the circumstance might jeopardize their employment.

The Committee also intends that the potential expense of the agreements is reasonable as compared to total enterprise value. The Committee estimated that the agreements represented approximately 3.0% of the average of fiscal 2007 and fiscal 2006 total enterprise value at the time they were adopted; potential expense was estimated at 3.6% of total enterprise value as of the date of the Committee’s most recent determination. As noted above, the agreements contain a “double trigger,” which provides that benefits would only be paid to the executive officers in the event of a substantial impact upon their employment and compensation.

The Committee periodically reviews the scope and context of the change in control agreements. The Committee continues to believe, as noted above, that the change in control agreements will help motivate executive officers to respond appropriately, for the benefit of the Company and its shareholders, in the case of a proposed acquisition of the Company that they might perceive would jeopardize their employment.

Transition Agreement with Ms. Jones

On May 4, 2014, the Company entered into a transition agreement with Ms. Jones in connection with her resignation as its Senior Vice President and Chief Financial Officer. Ms. Jones remained employed by the Company in a non-executive officer position through the end of fiscal 2014 (the “Transition Period”). During the Transition Period, Ms. Jones assisted with the transition of her duties, as reasonably requested, was paid her base salary and was eligible for health, welfare and other benefits. Since Ms. Jones was employed by the Company through the end of fiscal 2014, and executed a release, she received a payout under the VICP on the same terms as though she served as Senior Vice President and Chief Financial Officer until the end of the fiscal 2014, and the vesting of RSUs for 10,000 shares of common stock that were granted to her in January 2012 was accelerated. The transition agreement expired upon Ms. Jones’ departure from the Company. Ms. Jones was permitted to exercise her outstanding vested options for a three month period following her last day of employment in accordance with the terms of the 2008 Long-Term Plan.

Tax Aspects of Executive Compensation

The Committee generally attempts to preserve the tax deductibility under the Internal Revenue Code (the “Code”) of all executive compensation. However, at times and under certain circumstances, it believes that it is more important to provide appropriate incentives irrespective of tax consequences.

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance-based” to $1 million annually per executive officer. Plexus has taken action with respect to the provisions of Section 162(m) so that compensation income relating to stock options, SARs, performance-based restricted stock, PSUs and cash incentive awards, including those made to executive officers pursuant to the VICP, under the 2008 Long-Term Plan (and predecessor plans) is exempt. Compensation under these shareholder approved plans that is performance-based is generally not subject to the $1 million limitation; however, the grant of restricted shares without performance goals would not be considered to be performance-based and therefore would be subject to the limit along with cash salaries and bonuses. Since the 2008 Long-Term Plan was approved by shareholders, the Committee believes that most compensation income under the plan would not be subject to the Code’s deduction limitation, other than any awards in the future of restricted stock or RSUs without performance goals, as is the case for time-vested RSUs. If restricted stock is granted without performance goals, the covered compensation of some individuals could exceed $1 million and, in those circumstances, the excess would not currently be tax deductible, as was the case in fiscal 2014.

Other provisions of the Code also can affect the decisions we make. Section 280G of the Code imposes a 20% excise tax upon executive officers who receive “excess” payments upon a change in control of a publicly-held corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times average annual compensation. Plexus would also lose its tax deduction for the “excess” payments. Our change in control agreements entered into prior to fiscal 2015 provide that benefits under them will be “grossed up” so that we also reimburse the executive officer for these tax consequences. However, excise tax gross-up provisions have been eliminated from all new change in control agreements.

The Code also provides a surtax under Section 409A, relating to various features of deferred compensation arrangements of publicly-held corporations for compensation deferred after December 31, 2004. Section 409A became fully effective on January 1, 2009. We conducted an extensive review of our benefit plans and employment arrangements, and made various changes, to help assure they comply with Section 409A and that there are no adverse effects on Plexus or our executive officers as a result of these Code amendments.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation and Leadership Development Committee of the board of directors are described above under “Corporate Governance—Board Committees—Compensation and Leadership Development Committee” and are set forth in a written charter adopted by the board, which is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.

As part of the exercise of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis” contained in this proxy statement. Based upon that review and those discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in Plexus’ annual report to shareholders on Form 10-K and included in this proxy statement.

Members of the Compensation and Leadership Development Committee:

David J. Drury, Chair

Ralf R. Böer

Rainer Jueckstock

Phil R. Martens

Michael V. Schrock

EXECUTIVE COMPENSATION

This section provides further information about the compensation paid to, and other compensatory arrangements with, our executive officers.

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the compensation we paid for fiscal 2014 to our Chief Executive Officer, our Chief Financial Officer, the three executive officers who had the highest compensation of our other executive officers and our former Chief Financial Officer (collectively, the “named executive officers”). More detailed information is presented in the other tables and explanations which follow the following table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Dean A. Foate Chairman, President and Chief Executive Officer	2014	$854,808	$0	$2,339,990	$1,231,277	$1,151,719	$210,202	$5,787,996
	2013	800,000	0	1,307,500	1,423,169	440,704	190,134	4,161,507
	2012	800,000	0	1,398,020	1,248,035	628,738	187,837	4,262,630

Patrick J. Jermain Vice President and Chief Financial Officer (6)	2014	301,215	0	346,102	38,051	162,637	30,931	878,936
Todd P. Kelsey Executive Vice President and Chief Operating Officer (7)	2014	468,269	0	1,023,760	490,522	430,699	107,828	2,521,078
	2013	371,346	0	418,400	454,266	137,990	85,166	1,467,168
	2012	337,308	0	441,480	391,568	166,152	74,809	1,411,317
Yong Jin Lim Regional President – Plexus APAC	2014	372,193	0	650,010	371,663	288,691	116,815	1,799,372
	2013	366,569	0	418,400	439,908	110,147	138,954	1,473,978
	2012	360,878	0	367,900	323,934	151,056	148,034	1,351,802
Steven J. Frisch Executive Vice President and Chief Customer Officer (8)	2014	364,615	0	650,010	371,663	290,868	95,258	1,772,414
	2013	315,385	0	418,400	439,908	100,160	93,010	1,366,863

Ginger M. Jones Former Senior Vice President and Chief Financial Officer (9)	2014	417,163	0	609,370	279,659	332,627	92,310	1,731,129
	2013	390,000	0	366,100	393,893	136,718	99,079	1,385,790
	2012	387,308	0	367,900	323,934	192,272	78,587	1,350,001

(1)	Includes amounts voluntarily deferred by the named persons under the Plexus Corp. 401(k) Retirement Plan (the “401(k) Plan”), the Plexus supplemental executive retirement plan (the “SERP”) and, for Mr. Lim, the Malaysian Employees Provident Fund. The amounts deferred under the SERP are also included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below. As discussed in “Compensation Discussion and Analysis” above, executive officers did not receive base salary adjustments in fiscal 2013, other than for increases in responsibilities resulting from promotions, and Mr. Foate also did not receive an increase for fiscal 2012.
(2)	The “Bonus” column includes only discretionary bonus payments apart from our Variable Incentive Compensation Plan (“VICP”). Payments under the VICP, including payments for achieving individual objectives, are set forth in the “Non-Equity Incentive Plan Compensation” column. Since our executive officers’ individual objectives are specific and performance against them is measured, we believe that payments under the VICP that relate to the achievement of individual objectives are properly reflected in the “Non-Equity Incentive Plan Compensation” column.

(3)	These columns represent the grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) of equity awards granted in fiscal 2014, fiscal 2013 and fiscal 2012 under the 2008 Long-Term Plan, which are explained further below under “Grants of Plan-Based Awards.” Generally accepted accounting principles (“GAAP”) require us to determine compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions that we used to determine the valuation of the awards are discussed in footnote 10 to our consolidated financial statements.

Grants of stock options, stock-settled stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) are not subject to performance conditions. The fiscal 2014 grants of performance stock units (“PSUs”) vest based on the performance of the relative total shareholder return (the “TSR”) of Plexus stock as compared to companies in the Russell 3000 Index over a three year performance period. PSUs are reported in the “Stock Awards” column at “target”; participants can earn twice the number of PSUs granted for performance at “maximum.”

Please also see the “Grants of Plan-Based Awards” table below for further information about stock and option awards granted in fiscal 2014, and the “Outstanding Equity Awards at Fiscal Year End” table below for information regarding all outstanding equity awards at the end of fiscal 2014.

The amounts reported in these columns for fiscal 2014 for Ms. Jones were forfeited upon her departure from the Company. In addition, all of her other equity awards that had yet to vest as of her last day of employment were also forfeited, with the exception of the RSUs granted in fiscal 2012, the vesting of which was accelerated in accordance with the transition agreement described below in “Employment Agreements and Potential Payments Upon Termination or Change in Control—Transition Agreement with Ms. Jones.”

(4)	The “Non-Equity Incentive Plan Compensation” column represents amounts that were earned during fiscal 2014, fiscal 2013 and fiscal 2012, respectively, under the VICP. Under the VICP, annual cash incentives for executive officers are determined by a combination of the degree to which Plexus achieves specific pre-set corporate financial goals during the fiscal year and the executive officer’s performance on individual objectives. We include more information about the VICP under “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Annual Incentive” above, as well as under “Grants of Plan-Based Awards” below.

The amounts shown in the “2014” row were earned in fiscal 2014 but will be paid in fiscal 2015, the amounts shown in the “2013” row were earned in fiscal 2013 and were paid in fiscal 2014, and the amounts shown in the “2012” row were earned in fiscal 2012 and were paid in fiscal 2013.

(5)	The amounts listed under the column entitled “All Other Compensation” in the table include Company contributions to the 401(k) Plan and the SERP (for Mr. Lim, this represents the Company’s contribution to the Malaysian Employees Provident Fund), reimbursement made by Plexus under its executive flexible perquisite benefit, the value of the company car benefit provided to the executive, additional life and disability insurance coverage and benefits related to an overseas assignment. Per person detail is listed in the table below:

	Year	Company Matching Contribution to 401(k) Plan	Company Contribution to SERP	Executive Flexible Perquisite Benefit	Company Car Benefit	Additional Life and Disability Insurance	Overseas Assignment	Total
Mr. Foate	2014	$10,400	$154,172	$17,592	$16,228	$11,810	—	$210,202
	2013	10,200	136,154	15,473	16,194	12,113	—	190,134
	2012	10,000	139,315	12,192	14,034	12,296	—	187,837
Mr. Jermain	2014	13,015	16,793	—	—	1,123	—	30,931
Mr. Kelsey	2014	10,400	65,185	19,636	12,244	363	—	107,828
	2013	10,277	47,005	13,793	13,113	978	—	85,166
	2012	10,446	40,862	10,317	12,119	1,065	—	74,809
Mr. Lim	2014	—	83,847	—	18,565	14,403	—	116,815
	2013	—	106,230	—	19,367	13,357	—	138,954
	2012	—	115,021	—	19,275	13,738	—	148,034
Mr. Frisch	2014	10,754	45,210	19,459	18,863	972	—	95,258
	2013	10,569	35,354	16,489	15,136	873	$14,589	93,010
Ms. Jones	2014	10,400	52,333	14,317	14,209	1,051	—	92,310
	2013	10,200	47,971	26,773	13,103	1,032	—	99,079
	2012	10,000	50,119	10,000	7,256	1,212	—	78,587

Under the executive flexible perquisite benefit, executive officers may be reimbursed for expenses up to $15,000 in a calendar year for miscellaneous expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice. This benefit is not grossed up for taxes. The amounts in the “Executive Flexible Perquisite Benefit” column above include the reimbursements under that program in the fiscal years listed; these amounts may exceed the calendar year limits due to the difference between the fiscal and calendar year.

Mr. Frisch was on an expatriate assignment in Europe until June 2013. The amount reported above in the “Overseas Assignment” column reflects benefits related to that assignment beyond those that were integral and necessary to the business purpose of Mr. Frisch’s assignment. This amount includes expenses for home and animal care expenses, as well as the related tax gross-ups, and a $5,000 repatriation payment, which was not grossed up for taxes.

(6)	Mr. Jermain was elected as the Company’s Vice President and Chief Financial Officer in May 2014. While Mr. Jermain has been employed by the Company since 2010, he did not become an executive officer until he was elected as Vice President and Chief Financial Officer. The amounts reported above for Mr. Jermain include all compensation paid to him by the Company in fiscal 2014, including amounts paid when he was not an executive officer. In accordance with SEC rules, information for fiscal 2013 and 2012 is not required to be presented.
(7)	Mr. Kelsey was appointed as the Company’s Chief Operating Officer in fiscal 2013; he previously served as Executive Vice President, Global Customer Services. In connection with Mr. Kelsey’s promotion, his annual base salary and targeted award opportunity under the VICP were increased at that time.
(8)	Mr. Frisch was named Executive Vice President, Global Customer Services, and became a named executive officer for the first time, in fiscal 2013. In connection with Mr. Frisch’s promotion, his annual base salary and targeted award opportunity under the VICP were increased at that time. In accordance with SEC rules, information for fiscal 2012 is not required to be presented. Mr. Frisch was named Executive Vice President and Chief Customer Officer in May 2014.
(9)	Ms. Jones resigned from her position as Senior Vice President and Chief Financial Officer in May 2014. She remained employed by the Company in a non-executive officer position through the end of fiscal 2014. The amounts reported above for Ms. Jones include all compensation paid to her by the Company in fiscal 2014, including amounts paid when she was not an executive officer. For information regarding the Company’s transition agreement with Ms. Jones, see “Employment Agreements and Potential Payments Upon Termination or Change in Control—Transition Agreement with Ms. Jones” below.

GRANTS OF PLAN-BASED AWARDS

2014

The table below sets forth information about RSUs, PSUs, stock options and stock-settled SARs that were granted to the named executive officers in fiscal 2014 under the 2008 Long-Term Plan, as well as information about potential cash incentive awards dependent on quantifiable corporate performance and individual goals that those executive officers could earn for fiscal 2014 performance (to be paid in fiscal 2015) under the VICP. As a result of fiscal 2014 corporate performance, cash incentive awards based on these criteria were earned in 2014, as set forth under the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above. We provide further information about potential compensation under the VICP and awards under the 2008 Long-Term Plan in fiscal 2014, as well as additional information about those plans, following the table.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (3)	Closing Market Price on Grant Date ($/sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)

Mr. Foate	VICP*	12/18/13	$1	$1,004,640	$2,009,280	—	—	—	—		—	—	—	—
	RSUs (4)	01/20/14	—	—	—	—	—	—	31,000	(4)	—	—	—	$1,259,840
	PSUs (2)	01/20/14	—	—	—	9,500	19,000	38,000	—		—	—	—	1,080,150
	Options	10/28/13	—	—	—	—	—	—	—		31,250	$40.224	$39.98	530,009
		01/20/14	—	—	—	—	—	—	—		14,750	40.64	40.98	237,510
		04/22/14	—	—	—	—	—	—	—		14,750	44.477	44.60	246,496
		07/21/14	—	—	—	—	—	—	—		14,750	41.012	41.35	217,262

Mr. Jermain	VICP*	12/18/13	1	56,579	56,579	—	—	—	—		—	—	—	—
	VICP*(5)	05/15/14	1	109,500	219,000	—	—	—	—		—	—	—	—
	RSUs (4)	01/20/14	—	—	—	—	—	—	1,590	(4)	—	—	—	64,618
	RSUs (6)	05/15/14	—	—	—	—	—	—	7,000	(6)	—	—	—	281,484
	SARs	10/28/13	—	—	—	—	—	—	—		625	40.224	39.98	8,922
		01/20/14	—	—	—	—	—	—	—		663	40.64	40.98	9,281
		04/22/14	—	—	—	—	—	—	—		663	44.477	44.60	10,444
		07/21/14	—	—	—	—	—	—	—		663	41.012	41.35	9,404

Mr. Kelsey	VICP*	12/18/13	1	374,560	749,120	—	—	—	—		—	—	—	—
	RSUs (4)	01/20/14	—	—	—	—	—	—	14,000	(4)	—	—	—	568,960
	PSUs (2)	01/20/14	—	—	—	4,000	8,000	16,000	—		—	—	—	454,800
	Options	10/28/13	—	—	—	—	—	—	—		10,000	40.224	39.98	169,603
		01/20/14	—	—	—	—	—	—	—		6,750	40.64	40.98	108,691
		04/22/14	—	—	—	—	—	—	—		6,750	44.477	44.60	112,803
		07/21/14	—	—	—	—	—	—	—		6,750	41.012	41.35	99,425

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (3)	Closing Market Price on Grant Date ($/sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)

Mr. Lim	VICP*	12/18/13	1	251,649	503,298	—	—	—	—		—	—	—	—
	RSUs (4)	01/20/14	—	—	—	—	—	—	9,000	(4)	—	—	—	365,760
	PSUs (2)	01/20/14	—	—	—	2,500	5,000	10,000	—		—	—	—	284,250
	Options	10/28/13	—	—	—	—	—	—	—		10,000	40.224	39.98	169,603
		01/20/14	—	—	—	—	—	—	—		4,250	40.64	40.98	68,435
		04/22/14	—	—	—	—	—	—	—		4,250	44.477	44.60	71,024
		07/21/14	—	—	—	—	—	—	—		4,250	41.012	41.35	62,601

Mr. Frisch	VICP*	12/18/13	1	255,192	510,384	—	—	—	—		—	—	—	—
	RSUs (4)	01/20/14	—	—	—	—	—	—	9,000	(4)	—	—	—	365,760
	PSUs (2)	01/20/14	—	—	—	2,500	5,000	10,000	—		—	—	—	284,250
	Options	10/28/13	—	—	—	—	—	—	—		10,000	40.224	39.98	169,603
		01/20/14	—	—	—	—	—	—	—		4,250	40.64	40.98	68,435
		04/22/14	—	—	—	—	—	—	—		4,250	44.477	44.60	71,024
		07/21/14	—	—	—	—	—	—	—		4,250	41.012	41.35	62,601

Ms. Jones (7)	VICP*	12/18/13	1	288,288	576,576	—	—	—	—		—	—	—	—
	RSUs (4)	01/20/14	—	—	—	—	—	—	8,000	(4)	—	—	—	325,120
	PSUs (2)	01/20/14	—	—	—	2,500	5,000	10,000	—		—	—	—	284,250
	Options	10/28/13	—	—	—	—	—	—	—		8,750	40.224	39.98	148,403
		01/20/14	—	—	—	—	—	—	—		4,000	40.64	40.98	64,410
		04/22/14	—	—	—	—	—	—	—		4,000	44.477	44.60	66,846

The footnotes to this table are included on the following page.

(1)	Amounts in the rows labeled “VICP*” reflect potential cash incentive payments for fiscal 2014 that depend on Plexus meeting corporate financial goals and the named executive officers achieving individual objectives, assuming such officers do not meet any of their individual objectives at threshold and meet them fully at both the target and the maximum payout levels. The amounts in the “Threshold” column indicate a payment for performance just above the threshold; there is no minimum payment once the threshold has been exceeded. Amounts in the “Maximum” column correspond to the “maximum payout level” under the VICP.

As a result of Plexus’ actual performance in fiscal 2014, overall cash incentive awards were earned based on corporate financial performance between the target and /maximum levels, as reflected in the “Summary Compensation Table” and discussed in “Compensation Discussion and Analysis” above.

(2)	Vesting of the PSUs is based on the relative total shareholder return (the “TSR”) of Plexus’ stock as compared to the TSR of companies in the Russell 3000 Index during a three year performance period ending on January 20, 2017. For more information regarding these awards, see the discussion below under the caption “2008 Long-Term Plan,” as well as “Compensation Discussion and Analysis—Total Direct Compensation—Long-Term Incentives.”
(3)	Options and SARs were granted at the average of the high and low trading prices on the date of grant, except for the options and SARs granted on January 20, 2014, which were granted at the average of the high and low trading prices on the trading day preceding the grant date (in accordance with the 2008 Long-Term Plan) because the markets were closed on that date. The stock options and SARs vest over a two year period, with 50% of these awards vesting on the first anniversary of their grant date and the remainder vesting on the second anniversary.

Vested SARs may be exercised for a number of Plexus shares equal to the appreciation in the aggregate fair market value of the shares of the Company’s stock represented by the SARs on the date of exercise as compared to the aggregate exercise price of the SARs divided by the fair market value of Plexus stock at exercise.

(4)	The RSUs vest on January 20, 2017, assuming continued employment. See the discussion below under the caption “2008 Long-Term Plan.”
(5)	In May 2014, Mr. Jermain’s targeted VICP award was increased to 70% of his base salary in connection with his election as the Company’s Vice President and Chief Financial Officer. The amounts reported in this row represent the incremental value of the potential award.
(6)	The RSUs vest on May 15, 2017, assuming continued employment. See the discussion below under the caption “2008 Long-Term Plan.”
(7)	Ms. Jones forfeited the RSUs, PSUs and stock options granted to her in fiscal 2014 upon her departure from the Company. However, since Ms. Jones was employed by the Company on September 27, 2014, pursuant to the transition agreement discussed below in“Employment Agreements and Potential Payments Upon Termination or Change in Control—Transition Agreement with Ms. Jones,” she was eligible to receive a payout under the VICP.

VICP

The VICP (as it applies to our executive officers) is a sub-plan of the 2008 Long-Term Plan. Under the VICP, our executive officers may earn cash incentive awards that depend in substantial part upon the degree to which Plexus achieves corporate financial goals, which are set by our Compensation and Leadership Development Committee (the “Committee”) shortly after the beginning of our fiscal year. As long as Plexus achieves net income for the plan year, each executive officer also may earn a portion of his or her cash incentive award by accomplishing the individual objectives set for that executive officer. These awards are intended to reflect, in each instance, an individual’s performance that may not be reflected in the financial performance of the entire Company.

The amounts included in the table are potential future payouts under non-equity incentive awards that could be earned pursuant to both corporate financial and individual goals under the VICP. The amounts in the columns represent, respectively, the amount which could be earned in the event minimum results were achieved so as to result in a threshold payment to the executive officer, the amounts which could be received if each performance target was met exactly at the targeted level and the maximum amount that could be earned under the VICP, which is known as the “maximum payout level.” As noted above, the potential payouts reported in the table assume that the named executive officers do not meet any of their individual objectives at threshold and achieve them fully at both target and the maximum payout level.

Actual Company performance in fiscal 2014 was between the target and maximum levels for both revenue and return on capital employed (“ROCE”); therefore, total cash incentives based on corporate financial goals were paid between the target and maximum levels, as reported in the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above.

The maximum amount that could be earned based on individual performance was $200,928 for Mr. Foate (which would have been 20% of his cash incentive award at the targeted levels) and varied from $33,216 to $74,912 for the other named executive officers (also representing 20% of their respective cash incentive awards at the targeted levels).

2008 Long-Term Plan

Under the 2008 Long-Term Plan, the Committee may grant directors, executive officers and other officers and key employees of Plexus stock options, stock-settled SARs, restricted stock, which may be designated as restricted stock awards or RSUs, unrestricted stock awards, performance stock awards (which may be settled in cash or stock) and cash incentive awards in periodic grants.

As a result of the volatility of the stock market in recent years, particularly for Plexus stock, the Committee makes, and anticipates continuing to make, quarterly option grants to executive officers. This grant schedule facilitates overall compensation planning near the beginning of the fiscal year, as the total target amounts for grants for a year are set at that time; the specific dates of each grant are determined in advance. Option grants must be at the fair market value of the underlying shares when the grant is made. The fair market value may be determined as the average of the high and low trading prices on the date of grant (with specified exceptions if there are not any sales on that date) or as an average for a short period of time prior to the grant.

The Committee also grants RSUs under the 2008 Long-Term Plan. In fiscal 2014, annual grants were made in January 2014, and vest three years from the date of the grant, assuming continued employment. Mr. Jermain received an additional RSU grant in May 2014 to recognize the increase in his responsibilities in connection with his promotion. Going forward, the Committee anticipates continuing to make grants of RSUs in the second quarter of each fiscal year.

In fiscal 2014, the Committee began granting performance stock awards (designated as PSUs), which are settled in Plexus stock. In fiscal 2014, annual grants of PSUs were made in January 2014, although the performance goals were set during the fiscal first quarter. The Committee anticipates continuing to make grants of PSUs on a similar schedule in the future. Vesting of the PSUs is based on the relative TSR of Plexus’ stock as compared to the TSR of companies in the Russell 3000 Index during a three year performance period. The awards vest at target, the amount reported in the table above, if the TSR of Plexus stock is at the 50th percentile of companies in the Russell 3000 Index. For TSR performance at or above the 75th percentile of companies in the Russell 3000 Index, recipients may earn twice the number of PSUs originally granted. The awards do not vest and are forfeited if the TSR of Plexus stock is below the 25th percentile of the companies in the Russell 3000 Index.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

September 27, 2014

The following table sets forth information about Plexus stock and option awards held by the named executive officers that were outstanding at the end of fiscal 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Foate	100,000	—	42.515	05/17/16
	37,500	—	21.41	05/17/17
	37,500	—	23.83	08/01/17
	18,750	—	30.54	11/05/17
	18,750	—	22.17	01/28/18
	18,750	—	24.21	04/28/18
	18,750	—	29.71	07/29/18
	20,500	—	18.085	10/31/18
	10,500	—	14.625	02/02/19
	20,500	—	20.953	05/04/19
	20,500	—	25.751	08/03/19
	20,500	—	25.335	11/02/19
	20,500	—	33.999	01/25/20
	20,500	—	38.24	04/23/20
	20,500	—	30.475	07/26/20
	20,500	—	29.798	11/01/20
	20,500	—	27.143	01/24/21
	20,500	—	36.955	04/25/21
	20,500	—	30.19	07/25/21
	20,500	—	25.92	10/31/21
	23,750	—	36.79	01/23/22
	23,750	—	31.70	04/23/22
	23,750	—	27.86	07/23/22
	11,875	11,875	25.965	10/29/22
	15,625	15,625	26.15	01/21/23
	15,625	15,625	25.325	04/22/23
	15,625	15,625	33.055	07/22/23
	—	31,250	40.224	10/28/23
	—	14,750	40.64	01/20/24
	—	14,750	44.477	04/22/24
	—	14,750	41.012	07/21/24
					38,000	(3)	$1,436,020
					50,000	(4)	1,889,500
					31,000	(5)	1,171,490
					38,000	(6)	1,436,020

Mr. Jermain	250	—	31.70	04/23/19
	250	—	27.86	07/23/19
	—	250	25.965	10/29/19
	312	313	26.15	01/21/20
	312	313	25.325	04/22/20
	312	313	33.055	07/22/20
	—	625	40.224	10/28/20
	—	663	40.64	01/20/21
	—	663	44.477	04/22/21

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Jermain (continued)	—	663	41.012	07/21/21
					1,200	(3)	45,348
					1,500	(4)	56,685
					1,590	(5)	60,086
					7,000	(7)	264,530

Mr. Kelsey	5,000	—	42.515	05/17/16
	3,000	—	30.54	11/05/17
	3,000	—	29.71	07/29/18
	5,000	—	25.751	08/03/19
	2,000	—	25.335	11/02/19
	6,250	—	33.999	01/25/20
	6,250	—	38.24	04/23/20
	6,250	—	30.475	07/26/20
	6,250	—	29.798	11/01/20
	6,250	—	27.143	01/24/21
	6,250	—	36.955	04/25/21
	6,250	—	30.19	07/25/21
	6,250	—	25.92	10/31/21
	7,500	—	36.79	01/23/22
	7,500	—	31.70	04/23/22
	7,500	—	27.86	07/23/22
	3,750	3,750	25.965	10/29/22
	5,000	5,000	26.15	01/21/23
	5,000	5,000	25.325	04/22/23
	5,000	5,000	33.055	07/22/23
	—	10,000	40.224	10/28/23
	—	6,750	40.64	01/20/24
	—	6,750	44.477	04/22/24
	—	6,750	41.012	07/21/24
					12,000	(3)	453,480
					16,000	(4)	604,640
					14,000	(5)	529,060
					16,000	(6)	604,640

Mr. Lim	7,500	—	42.515	05/17/16
	5,000	—	20.953	05/04/19
	5,000	—	25.751	08/03/19
	5,000	—	25.335	11/02/19
	5,000	—	33.999	01/25/20
	5,000	—	38.24	04/23/20
	5,000	—	30.475	07/26/20
	5,000	—	29.798	11/01/20
	5,000	—	27.143	01/24/21
	5,000	—	36.955	04/25/21
	5,000	—	30.19	07/25/21
	5,000	—	25.92	10/31/21
	6,250	—	36.79	01/23/22
	6,250	—	31.70	04/23/22
	6,250	—	27.86	07/23/22
	3,125	3,125	25.965	10/29/22

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Lim (continued)	5,000	5,000	26.15	01/21/23
	5,000	5,000	25.325	04/22/23
	5,000	5,000	33.055	07/22/23
	—	10,000	40.224	10/28/23
	—	4,250	40.64	01/20/24
	—	4,250	44.477	04/22/24
	—	4,250	41.012	07/21/24
					10,000	(3)	377,900
					16,000	(4)	604,640
					9,000	(5)	340,110
					10,000	(6)	377,900

Mr. Frisch	5,000	—	42.515	05/17/16
	3,000	—	20.953	05/04/19
	3,000	—	25.751	08/03/19
	3,000	—	25.335	11/02/19
	3,000	—	33.999	01/25/20
	3,000	—	38.24	04/23/20
	3,000	—	30.475	07/26/20
	3,000	—	29.798	11/01/20
	5,000	—	27.143	01/24/21
	5,000	—	36.955	04/25/21
	5,000	—	30.19	07/25/21
	5,000	—	25.92	10/31/21
	6,250	—	36.79	01/23/22
	6,250	—	31.70	04/23/22
	6,250	—	27.86	07/23/22
	3,125	3,125	25.965	10/29/22
	5,000	5,000	26.15	01/21/23
	5,000	5,000	25.325	04/22/23
	5,000	5,000	33.055	07/22/23
	—	10,000	40.224	10/28/23
	—	4,250	40.64	01/20/24
	—	4,250	44.477	04/22/24
	—	4,250	41.012	07/21/24
					10,000	(3)	377,900
					16,000	(4)	604,640
					9,000	(5)	340,110
					10,000	(6)	377,900

Ms. Jones (8)	5,000	—	38.24	04/23/20
	5,000	—	36.955	04/25/21
	5,000	—	30.19	07/25/21
	6,250	—	36.79	01/23/22
	6,250	—	31.70	04/23/22
	6,250	—	27.86	07/23/22
	3,125	3,125	25.965	10/29/22
	4,375	4,375	26.15	01/21/23
	4,375	4,375	25.325	04/22/23
	4,375	4,375	33.055	07/22/23
	—	8,750	40.224	10/28/23

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Ms. Jones (continued)	—	4,000	40.64	01/20/24
	—	4,000	44.477	04/22/24
					10,000	(3)	377,900
					14,000	(4)	529,060
					8,000	(5)	302,320
					10,000	(6)	377,900

(1)	Option award granted under the 2008 Long-Term Plan or a predecessor plan. For Mr. Jermain, these awards represent SARs granted under the 2008 Long-Term Plan. All options and SARs have an exercise price equal to the fair market value of our common stock on the date of grant. Options and SARs vest in two annual installments beginning on the first anniversary of the grant date.
(2)	Based on the $37.79 per share closing price of our common stock on September 26, 2014, the last trading day of fiscal 2014.
(3)	Consists of RSUs awarded in fiscal 2012 under the 2008 Long-Term Plan. The RSUs vest on January 23, 2015, based on continued service through that date. See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.
(4)	Consists of RSUs awarded in fiscal 2013 under the 2008 Long-Term Plan. The RSUs vest on January 21, 2016, based on continued service through that date. See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.
(5)	Consists of RSUs awarded in fiscal 2014 under the 2008 Long-Term Plan. The RSUs vest on January 20, 2017, based on continued service through that date. See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.
(6)	Consists of PSUs awarded in fiscal 2014 under the 2008 Long-Term Plan. The PSUs vest based on the relative TSR of our common stock as compared to the Russell 3000 Index over a three year performance period that concludes on January 20, 2017.

As of the end of fiscal 2014, performance for the PSUs was between the target and maximum levels; therefore, the value of the award is shown at the maximum achievement level, which is the reporting value required to be presented in this situation.

(7)	Consists of RSUs awarded in fiscal 2014 under the 2008 Long-Term Plan in connection with Mr. Jermain’s election as the Company’s Vice President and Chief Financial Officer. The RSUs vest on May 15, 2017, based on continued service through that date. See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.
(8)	All of Ms. Jones’ outstanding equity awards that had yet to vest as of her last day of employment were forfeited following the end of fiscal 2014, with the exception of RSUs for 10,000 shares that were granted in fiscal 2012, the vesting of which was accelerated in accordance with the transition agreement described below in “Employment Agreements and Potential Payments Upon Termination or Change in Control—Transition Agreement with Ms. Jones.” Ms. Jones was permitted to exercise her outstanding vested options for a three month period following her last day of employment in accordance with the terms of the 2008 Long-Term Plan.

OPTION EXERCISES AND STOCK VESTED

2014

The following table sets forth information about the Plexus stock options that were exercised by the named executive officers and the RSUs that vested in fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mr. Foate	85,000	$2,371,901	32,800	$1,345,787
Mr. Jermain	2,300	24,280	310	12,719
Mr. Kelsey	19,000	345,550	10,000	410,301
Mr. Lim	32,300	593,651	8,000	328,241
Mr. Frisch	17,000	306,767	8,000	328,241
Ms. Jones	76,000	1,273,005	8,000	328,241

(1)	Based on the difference between the exercise prices and sale prices on the date of exercise for stock options. For Mr. Jermain, this amount represents the fair market value of shares of Plexus stock acquired on the exercise of stock-settled SARs determined by taking the average of the high and low trading prices of the Company’s common stock on the Nasdaq Global Select Market on the exercise dates.
(2)	Based on the average of the high and low trading prices of the Company’s common stock on the Nasdaq Global Select Market on the vesting date, January 24, 2014.

NONQUALIFIED DEFERRED COMPENSATION

2014

Plexus does not maintain any defined benefit pension plans. Plexus’ only retirement savings plans are defined contribution plans—the 401(k) Plan for all qualifying U.S. employees and the SERP for executive officers (other than Mr. Lim, as described below). Since these are defined contribution plans, Plexus’ obligations are fixed at the time contributions are made, rather than Plexus being liable for future potential shortfalls in plan assets to cover the fixed benefits that are promised in defined benefit plans.

The 401(k) Plan is open to all U.S. Plexus employees meeting specified service and related requirements. Under the plan, employees may voluntarily contribute up to 75% of their annual compensation, up to a maximum Internal Revenue Code (the “Code”) mandated limit of $17,500 ($23,000 if age 50 or older) in calendar year 2014; Plexus will match 100% of the first 4.0% of salary which an employee defers, up to $10,400 in calendar year 2014. There are several investment options available to participants under the 401(k) Plan, including a Plexus stock fund.

Plexus maintains the SERP as an additional deferred compensation mechanism for its executive officers; the individuals covered in fiscal 2014 include Messrs. Foate, Jermain, Kelsey and Frisch, and Ms. Jones prior to her departure from the Company. Mr. Lim does not participate because he is not a United States resident. Under the SERP, an executive may elect to defer some or all of his or her compensation through the plan, and Plexus may credit the participant’s account with a discretionary employer contribution. Participants are entitled to the payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus, subject to the participants’ deferral elections and Section 409A of the Code. The plan allows investment of deferred compensation held on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or investments. These investment choices do not include Plexus stock.

Personal voluntary deferrals to the SERP for fiscal 2014 by executive officers, including the named executive officers, totaled $100,000. The SERP also allows for discretionary Plexus contributions. As discussed in “Compensation Discussion and Analysis—Elements and Analysis of Other Compensation—Retirement Planning—Supplemental Executive Retirement Plan,” the Committee determined the current Company contribution to the SERP after reviewing a competitive analysis prepared by Towers Watson. As a result, the discretionary contribution is the greater of (a) 9% of the executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500. The Committee may also choose to make additional or special contributions; no such contributions were made in fiscal 2014 to the named executive officers.

However, the Committee did make a special contribution of $265,000 in fiscal 2014 to a former executive officer in connection with his retirement in recognition of his many years of service and valuable contributions to the Company.

Mr. Lim does not participate in these plans because he is a resident of Malaysia and is covered by a different system. Under Malaysian law, an employer must make a contribution of at least 12% of every employee’s salary during the year to the Employees Provident Fund, which is a retirement savings program established under Malaysian law. In accordance with its practice in Malaysia, Plexus made a contribution of 17% for Mr. Lim to reflect his seniority and responsibilities.

The following table includes information as to contributions under the SERP or, in the case of Mr. Lim, the Malaysian Employees Provident Fund. Since the 401(k) Plan is a tax-qualified plan generally available to all employees, contributions on behalf of the executive officers and earnings in that plan are not included in this table; however, Company contributions under both are among the items included in the “All Other Compensation” column in the “Summary Compensation Table” above.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Mr. Foate	$100,000	$154,172	$405,272		—	$3,511,242

Mr. Jermain	—	16,793	36		—	15,302

Mr. Kelsey	—	65,185	37,314		—	342,692

Mr. Lim (3)	54,254	83,847	55,477	(4)	—	1,135,813	(5)

Mr. Frisch	—	45,210	23,006		—	254,659

Ms. Jones	—	52,333	40,807		—	436,158

(1)	Includes contributions by the named executive officers that are included in the “Salary” column in the “Summary Compensation Table” above, as follows: Mr. Foate—$100,000; and Mr. Lim—$40,954.
(2)	Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings of shareholders: Mr. Foate—$1,151,481; Mr. Kelsey—$137,132; Mr. Lim—$785,051; Mr. Frisch—$35,354; and Ms. Jones—$270,953. While Mr. Jermain has been employed by the Company since fiscal 2011, he is a named executive officer for the first time in fiscal 2014 and has not been included in the Company’s prior Summary Compensation Tables.
(3)	Mr. Lim’s information relates to the Malaysian Employees Provident Fund.
(4)	“Aggregate Earnings in Last FY” for Mr. Lim represents dividends declared by the Malaysian Employees Provident Fund Board for calendar year 2013. This information is not yet available to Mr. Lim or the Company from the Malaysian Employees Provident Fund for calendar year 2014.
(5)	Mr. Lim’s fund account also includes contributions prior to his employment with Plexus and related earnings since the Malaysian Employees Provident Fund is not an employer-sponsored plan. The balance also reflects changes in currency exchange rates between the Malaysian ringgit and the U.S. dollar.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS

UPON TERMINATION OR CHANGE IN CONTROL

In this section, we are providing information about specific agreements with our current and former executive officers relating to employment and their post-employment compensation. As discussed further below, only Mr. Foate has an employment agreement. All of our executive officers have change in control agreements which will provide, in certain circumstances, for payments to the executive officers in the event of a change in control of Plexus.

Mr. Foate’s Employment Agreement

Plexus does not generally have employment agreements with its executive officers. However, when Mr. Foate became Plexus’ Chief Executive Officer in 2002, the Committee and the board believed it was important to enter into an employment agreement with Mr. Foate to set forth the terms of his employment and to provide incentives for him to continue with the Company over the long term. The Company entered into its current employment agreement with Mr. Foate in 2008.

Mr. Foate’s employment agreement was for an initial term of three years and automatically extends (unless terminated) by one year every year, so that it maintains a rolling three-year term. The agreement specifies when Plexus may terminate Mr. Foate for cause, or when Mr. Foate may leave the Company for good reason, and determines the compensation payable upon termination. The definition of “cause” and “good reason” are substantially similar to those under the change in control agreements, as described below, although “good reason” would also include a failure of Plexus to renew the employment agreement. If Mr. Foate is terminated for cause or voluntarily leaves without good reason, dies or becomes disabled, or the agreement is not renewed, Plexus is not required to make any further payments to Mr. Foate other than with respect to obligations accrued on the date of termination. If Plexus terminates Mr. Foate without cause, or he resigns with good reason, Mr. Foate is entitled to receive compensation including his base salary for a three year period following his separation date, a pro-rated VICP cash incentive award keyed to the actual attainment of performance targets for the year in which Mr. Foate is involuntarily terminated and certain lump sum payments designed to ensure that his benefits approximate those provided under the previous employment agreement. The lump sum payments are equal to the sum of one hundred percent (100%) of Mr. Foate’s annual base salary prior to his separation date and the maximum amount of Company contributions for a full plan year under the 401(k) Plan and the Company’s deferred compensation plans. Mr. Foate would also be eligible to participate in the Company’s medical, dental and vision plans, subject to his payment of any premiums required by such plans, for a three year period following his separation from Plexus. Any payments triggered by a termination of employment are to be delayed until six months after termination, as required by Section 409A of the Code.

Change in control provisions are included in Mr. Foate’s current employment agreement and are substantially identical to those provided in the change in control agreements entered into prior to fiscal 2015 described below under the caption “Change in Control Agreements,” with Mr. Foate’s payment amount being three times the relevant salary plus benefits.

Under Mr. Foate’s employment agreement, Plexus is also protected from competition by Mr. Foate after his employment with Plexus would cease. Upon termination, Mr. Foate agrees to not interfere with the relationships between the customers, suppliers or employees of Plexus for two years, and to not compete with Plexus over the same period in geographical locations proximate to Plexus’ operations. Further, Mr. Foate has agreed to related confidentiality requirements after the termination of his employment.

Under the 2008 Long-Term Plan and predecessor plans, participants (or their representatives) have a period of time in which they may exercise vested stock options or SARs after death, disability, retirement or other termination of employment, except in the case of termination with cause. Options and SARs do not continue to vest after termination except for full vesting upon a change in control or, when provided in related option or SAR agreements, upon death or disability. RSUs that have yet to vest are generally forfeited on termination of employment, but immediately vest upon a change in control. PSUs that have yet to vest are generally forfeited on a termination of employment and are prorated following the conclusion of the performance period on death or retirement prior to the end of such period; on a change in control, the performance period is deemed over and any PSUs earned based on performance during such period vest at that time. See “Outstanding Equity Awards at Fiscal Year End” above for information as to Mr. Foate’s outstanding equity awards at September 27, 2014.

Mr. Foate would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in “Potential Benefits Table” below. See “Nonqualified Deferred Compensation” above for further information.

Change in Control Agreements

Plexus has change in control agreements with Messrs. Jermain, Kelsey, Lim and Frisch, its other executive officers (with the exception of Mr. Foate as described above under the caption “Mr. Foate’s Employment Agreement”) and certain other key employees. The change in control agreement with Ms. Jones expired as of her last day of employment with the Company. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers’ authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation may not be reduced, their benefits must be commensurate with those of similarly situated executives of the acquiring firm and their location of employment must not be changed significantly as a result of the change in control.

Within 24 months after a change in control, in the event that any covered executive officer is terminated other than for cause, death or disability, or an executive officer terminates his or her employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to three times (one to two times for other key employees) the executive officer’s base salary plus targeted cash incentive payment, and to continue retirement payments and certain other benefits. The change in control agreements designate three times salary plus benefits for each of Messrs. Jermain, Kelsey, Lim and Frisch; the former agreement with Ms. Jones also designated three times salary plus benefits. The agreements for Messrs. Kelsey, Lim and Frisch further provide for payment of additional amounts which may be necessary to “gross-up” the amounts due to such executive officer in the event of the imposition of an excise tax upon the payments. The agreement for Mr. Jermain (as well as for any new executive officer) does not contain excise tax gross-up provisions; rather, a cap may apply if the total potential payments would be subject to any excise taxes imposed by Section 4999 of the Code because such potential payments would exceed three times base compensation determined under that section. In that case, total potential payments would be capped just below the excise tax threshold if the net uncapped amount which otherwise would have been retained by the executive officer (after such individual would pay the excise tax) would be less than the capped amount (with no imposed excise tax).

The agreements do not preclude termination of the executive officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor do they limit the ability of Plexus to terminate these persons thereafter for cause. It is the Committee’s view that the level of benefits, combined with the “double trigger” requiring both a change in control and a termination of employment, provides an appropriate balancing of the interests of the Company, its shareholders and its executives.

Under our change in control agreements:

•	A termination for “cause” would occur if the executive officer willfully and continually fails to perform substantial duties or willfully engages in illegal conduct or gross misconduct which injures Plexus.

•	After a change in control, an executive may terminate for “good reason” which would include: requiring the executive to perform duties inconsistent with the duties provided under his or her agreement; Plexus not complying with provisions of the agreement; the Company requiring the executive to move; or any attempted termination of employment which is not permitted by the agreement.

•	A change in control would occur in the event of a successful tender offer for Plexus, other specified acquisitions of a substantial portion of the Company’s outstanding stock, a merger or other business combination involving the Company, a sale of substantial assets of the Company, a contested director’s election or a combination of these actions followed by any or all of the following actions: change in management or a majority of the board of the Company or a declaration of a “change in control” by the board of directors.

Also, under the 2008 Long-Term Plan and predecessor plans, award holders (or their representatives) have a period of time in which they may exercise vested awards after death, disability, retirement or other termination of employment, except in the case of termination with cause. Awards do not continue to vest after termination, except for full vesting upon death or permanent disability when provided in the related award agreements or upon a change in control. See “Outstanding Equity Awards at Fiscal Year End” above for information as to executive officers’ outstanding equity awards at September 27, 2014. Executives would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” above for further information.

Plexus does not have employment agreements with its executive officers other than Mr. Foate. It also does not have a formal severance plan for other types of employment termination, except in the event of a change in control as described above. Although Plexus has a general practice of providing U.S. salaried employees with two weeks’ severance pay for every year worked (generally to a maximum of 13 weeks) in the case of termination without cause, actual determinations are made on a case-by-case basis. Therefore, whether and to what extent Plexus would provide severance benefits to the named executive officers, or other executive officers, upon termination (other than due to death, permanent disability or a change in control) would depend upon the facts and circumstances at that time. As such, we are unable to estimate the potential payouts under other employment termination scenarios.

Potential Benefits Table

The following table provides information as to the amounts which will be payable (a) to Mr. Foate under his employment agreement if he is terminated by Plexus for cause or without cause, (b) to the named executive officers in the event of death or permanent disability, and (c) to the named executive officers in the event they were terminated without cause, or the executive terminated with good reason, in the event of a change in control. The payments are calculated assuming a termination as of September 27, 2014, the last day of our previous fiscal year. The change in control agreement with Ms. Jones expired on September 27, 2014. Since Ms. Jones is no longer employed by Plexus, she is not included in the table. The table includes only benefits that would result from death or permanent disability, a termination or a change in control, not vested benefits that are payable irrespective of a change.

Executive Officer; Context of Termination	Cash Payments (1)		Early Vesting of Stock Options and SARs (2)	Early Vesting of RSUs (3)	Early Vesting of PSUs (4)	Additional Retirement Benefits (5)	Other Benefits (6)	Tax Gross-up (7)	Total
Mr. Foate – Termination by Plexus for Cause	—		—	—	—	—	—	—	—

Mr. Foate – Death or Disability	—	(8)	$591,047	$4,497,010	$327,559	—	—	—	$5,415,616

Mr. Foate – Termination by Plexus without Cause	$5,775,000		—	—	—	$493,716	$354,037	—	6,622,753

Mr. Foate – Change in Control	5,775,000		591,047	4,497,010	1,436,020	493,716	354,037	—	13,146,830

Mr. Jermain – Death or Disability	—	(8)	11,983	426,649	—	—	—	—	438,632

Mr. Jermain – Change in Control	1,189,500		11,983	426,649	—	59,615	81,366	—	1,769,113

Mr. Kelsey – Death or Disability	—	(8)	188,544	1,587,180	137,920	—	—	—	1,913,644

Mr. Kelsey – Change in Control	2,565,000		188,544	1,587,180	604,640	445,170	307,872	$2,069,651	7,768,057

Executive Officer; Context of Termination	Cash Payments (1)		Early Vesting of Stock Options and SARs (2)	Early Vesting of RSUs (3)	Early Vesting of PSUs (4)	Additional Retirement Benefits (5)	Other Benefits (6)	Tax Gross-up (7)	Total
Mr. Lim – Death or Disability	—	(8)	181,153	1,322,650	86,200	—	—	—	1,628,389

Mr. Lim – Change in Control	1,977,854		181,153	1,322,650	377,900	—	—	—	3,859,557

Mr. Frisch – Death or Disability	—	(8)	181,153	1,322,650	86,200	—	—	—	1,628,389

Mr. Frisch – Change in Control	1,887,000		181,153	1,322,650	377,900	138,323	324,592	1,392,187	5,623,805

(1)	This amount represents payments relating to the executives’ base salary and VICP cash incentive awards to the extent they would be paid after termination, based on the salary in effect at the end of fiscal 2014 and the target VICP cash incentive payment for 2014. Under the change in control agreements, this payment equals three years salary, as it was in effect at the time of termination, plus three times the targeted VICP compensation for the year of termination. There are similar provisions for a termination without cause in Mr. Foate’s employment agreement.
(2)	All outstanding unvested stock options and SARs would become vested upon a change in control, and the unvested options and SARs also would vest upon death or disability. Certain outstanding unvested stock options and SARs had no immediately realizable value because the respective exercise prices were higher than $37.79, the closing price of Plexus’ common stock on September 26, 2014, the last trading day of fiscal 2014. See “Outstanding Equity Awards at Fiscal Year End” for further information regarding all stock options and SARs owned by the named executive officers, including those that have already fully vested.
(3)	All outstanding RSUs would become vested upon a change in control. The amount shown represents the value of the unvested RSUs based on Plexus’ closing stock price of $37.79 per share on September 26, 2014, the last trading date of fiscal 2014.
(4)	The performance period for outstanding PSUs would be deemed to end upon a change in control and vesting would be determined at that time. The relative TSR performance of Plexus stock through the end of fiscal 2014 was between the target and maximum levels for the PSUs granted in fiscal 2014; therefore, the amounts reported represent a payout at the maximum achievement level based on Plexus’ closing stock price of $37.79 per share on September 26, 2014, the last trading day of fiscal 2014. Payments would be pro-rated due to death or disability.
(5)	Under the change in control agreements, the Company would be required to continue payments to the 401(k) Plan and SERP for three years at the same level during the year preceding the change in control. There are similar provisions for a termination without cause in Mr. Foate’s employment agreement. This column represents the total amount of those payments. The executive officers would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” for further information.
(6)	These amounts include continuing payments of health and welfare benefits, accrued vacation, executive reimbursement plan expenses, company car and other benefits for three years, as provided in the agreement.
(7)

In the event of a change in control of Plexus, the change in control agreements with our executive officers (other than Mr. Jermain) provide that we will pay them an additional benefit to reimburse the “golden parachute” excise taxes that they would owe pursuant to Section 280G of the Code. This column provides an estimate of these payments, reflecting each executive’s base compensation under Section 280G. Based on Mr. Foate’s average annual compensation and the manner in which Section 280G operates, he would not have been deemed to receive such payments had there been a change in control on September 27, 2014, but could be eligible to receive these payments in future years.

Mr. Jermain’s change in control agreement does not provide for a tax gross up; however, it does provide for a reduction in payments in certain circumstances so as to avoid adverse excise tax consequences.

(8)	Excludes life or disability insurance payments from third party insurers.

Transition Agreement with Ms. Jones

On May 4, 2014, the Company entered into a transition agreement with Ms. Jones in connection with her resignation as its Senior Vice President and Chief Financial Officer. Ms. Jones remained employed by the Company in a non-executive officer position through the end of fiscal 2014 (the “Transition Period”). During the Transition Period, Ms. Jones assisted with the transition of her duties, as reasonably requested, was paid her base salary and was eligible for health, welfare and other benefits. Since Ms. Jones was still employed by the Company through the end of fiscal 2014, and executed a release, she received a payout under the VICP on the same terms as though she served as Senior Vice President and Chief Financial Officer until the end of the fiscal 2014, and the vesting of RSUs for 10,000 shares of common stock that were granted to her in January 2012 was accelerated. The transition agreement expired upon Ms. Jones’ departure from the Company. Ms. Jones was permitted to exercise her outstanding vested options for a three month period following her last day of employment in accordance with the terms of the 2008 Long-Term Plan.

COMPENSATION AND RISK

During fiscal 2014, the Company reviewed its compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors, and a risk rating was assigned to each factor. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, discretion to modify awards, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the balance between performance rewarded and the sustainability of that performance, the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, the value of severance packages, the degree to which pay programs (including retirement benefits) and/or grants may be considered disproportionate, and the interaction of compensation plans with the Company’s financial performance and strategy. The Compensation and Leadership Development Committee reviewed management’s evaluation process as well as its results, and determined that both the process and conclusions reached were reasonable.

Based on this review, the Company has concluded that its compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), publicly-traded companies like Plexus are required to hold an advisory vote of their shareholders at least once every three years to approve the compensation of named executive officers, as disclosed in the company’s proxy statement pursuant to Item 402 of the SEC’s Regulation S-K; Plexus discloses those items in “Compensation Discussion and Analysis” and “Executive Compensation” herein. Plexus currently holds these votes annually.

As described in “Compensation Discussion and Analysis” above, we design our executive compensation programs to attract, motivate and retain the talent needed to lead a complex global organization, to drive global financial and operational success, to create an ownership mindset and to appropriately balance Company performance and individual contributions towards the achievement of success. A meaningful portion of our executive officers’ compensation is at risk, reflecting the Company’s emphasis on pay that reflects performance and drives long-term shareholder value. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.

Accordingly, the following resolution will be submitted to our shareholders for approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Compensation and Leadership Development Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.

The board unanimously recommends that shareholders vote FOR approval of the compensation of the Company’s executive officers as described in this proxy statement.

CERTAIN TRANSACTIONS

Plexus has a written policy requiring that transactions, if any, between Plexus and its executive officers, directors or employees (or related parties) must be on a basis that is fair and reasonable to the Company and in accordance with Plexus’ Code of Conduct and Business Ethics and other policies. Plexus’ policy focuses on related party transactions in which its insiders or their families have a significant economic interest; while the policy requires disclosure of all transactions, it recognizes that there may be situations where Plexus has ordinary business dealings with other large companies in which insiders may have some role, but little, if any, stake in a particular transaction. Although these transactions are not prohibited, any such transaction involving an executive officer, director or related party must be approved by either a disinterested majority of the board of directors or by the Audit Committee.

Please see “Corporate Governance–Director Independence” for a discussion of certain transactions and relationships that the board considered when determining the independence of Plexus’ directors. There were no other transactions in an amount or of a nature that were reportable under applicable SEC rules in fiscal 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, oversees and monitors the participation of Plexus’ management and independent auditors throughout the financial reporting process and approves the hiring and retention of, and fees paid to, the independent auditors. The Audit Committee also generally reviews other transactions between the Company and interested parties that may involve a potential conflict of interest. No member of the Audit Committee is employed or has any other material relationship with Plexus. The members are all “independent directors” as defined in Rule 5605(a)(2) of the listing standards applicable to the Nasdaq Global Select Market and relevant SEC rules. The Plexus board of directors has adopted a written charter for the Audit Committee, and the current version is available on Plexus’ website.

In connection with its function to oversee and monitor the financial reporting process of Plexus, and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended September 27, 2014, with Plexus management;

•	discussed with PricewaterhouseCoopers LLP, Plexus’ independent auditors, those matters which are required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16, “Communications with Audit Committees”; and

•	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Plexus’ annual report on Form 10-K for the fiscal year ended September 27, 2014. The Audit Committee further confirmed the independence of PricewaterhouseCoopers LLP.

Members of the Audit Committee:	Peter Kelly, Chair
Stephen P. Cortinovis
David J. Drury
Rainer Jueckstock
Mary A. Winston

AUDITORS

Subject to ratification by shareholders, the Audit Committee intends to reappoint the firm of PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of Plexus for fiscal 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders to respond to questions and make a statement if they desire to do so.

Fees and Services

Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2014 and 2013 were as follows:

	2014	2013
Audit fees:	$1,280,350	$1,112,461
Audit-related fees:	—	—
Tax fees:	71,500	110,850
All other fees:	28,400	14,000

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees related to Plexus’ annual audit and quarterly professional reviews; audit fees also included substantial work related to the certification of Plexus’ internal controls as required by the Sarbanes-Oxley Act. Tax services consisted primarily of tax compliance and other tax advice regarding special Plexus projects. All other fees in fiscal 2014 consisted of fees associated with workshops regarding the utilization of automated configurations within accounting systems. All other fees in fiscal 2013 consisted of fees associated with workshops regarding the configuration of accounting software and government contracting matters. The Audit Committee considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP with the maintenance of that firm’s independence.

The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments thereto), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have such items approved by the Audit Committee or, if necessary between Audit Committee meetings, by the Audit Committee chairman on behalf of the Audit Committee. There were no services in fiscal 2014 or 2013 that were not approved in advance by the Audit Committee under this policy.

*    *     *    *    *

By order of the Board of Directors

Angelo M. Ninivaggi
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary

Neenah, Wisconsin

December 15, 2014

A copy (without exhibits) of Plexus’ annual report to the SEC on Form 10-K for the fiscal year ended September 27, 2014, will be provided without charge to each record or beneficial owner of shares of Plexus’ common stock as of December 11, 2014, on the written request of that person directed to: Susan Hanson, Director - Corporate Communications and Brand Management, Plexus Corp., One Plexus Way, P.O. Box 156, Neenah, Wisconsin 54957-0156. See also page 1 of this proxy statement. In addition, copies are available on Plexus’ website at www.plexus.com under the link titled “Investor Relations,” then “SEC Filings.”

To save printing and mailing costs, in some cases only one notice, annual report and/or proxy statement will be delivered to multiple holders of securities sharing an address unless Plexus has received contrary instructions from one or more of those security holders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to any security holder at a shared address to which a single copy of the document was delivered. You may request additional copies by written request to the address set forth in the paragraph above or as set forth on page 1 of this proxy statement. You may also contact Ms. Hanson at that address or at 1-920-969-6000 if you wish to receive a separate annual report and/or proxy statement in the future, or if you share an address with another security holder and wish for delivery of only a single copy of the annual report and/or proxy statement if you are currently receiving multiple copies.

The Product Realization Company

ONE PLEXUS WAY

P.O. BOX 156

NEENAH, WI 54957-0156

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Plexus Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Plexus Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M79658-P57578	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLEXUS CORP.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Proposals:
1.	Election of Directors:		☐	☐	☐	____________________________________
Nominees:
	01) Ralf R. Böer	06) Rainer Jueckstock
	02) Stephen P. Cortinovis	07) Peter Kelly
	03) David J. Drury	08) Phil R. Martens
	04) Joann M. Eisenhart	09) Michael V. Schrock
	05) Dean A. Foate	10) Mary A. Winston					For	Against	Abstain
2.	Ratification of PricewaterhouseCoopers LLP as Independent Auditors for fiscal 2015;						☐	☐	☐
3.	Advisory vote to approve the compensation of Plexus Corp.’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement;						☐	☐	☐
4.	In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

The board of directors recommends a vote:
•	“FOR” each of the nominees for director who are listed in Proposal (1), and
•	“FOR” Proposals (2) and (3).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted “FOR” each of the nominees for director who are listed in Proposal (1), and “FOR” Proposals (2) and (3).

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Note:	Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

PLEXUS CORP.

February 18, 2015

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

i    Please detach along perforated line and mail in the envelope provided.    i

M79659-P57578

PLEXUS CORP.

PROXY FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dean A. Foate, Patrick J. Jermain and Angelo M. Ninivaggi, and any of them, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp., to be held at the Milwaukee Marriott Downtown, located at 323 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, on Wednesday, February 18, 2015, at 8:00 a.m. Central Time, or at any adjournment thereof, as specified on the reverse side, hereby revoking any proxy previously given.

(Continued and to be signed on reverse side)